Exhibit 10.2

IN THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF WISCONSIN

GREEN BAY DIVISION

)

UNITED STATES OF AMERICA and)

THE STATE OF WISCONSIN)

)

Plaintiffs,)

)No. 10-cv-00910-WCG

v.)

)

NCR CORPORATION, et al.)

   )

Defendants.)

)

CONSENT DECREE WITH P. H. GLATFELTER COMPANY AND GEORGIA-PACIFIC CONSUMER PRODUCTS L.P.

TABLE OF CONTENTS

I.	BACKGROUND1
II.	JURISDICTION3
III.	PARTIES BOUND3
IV.	DEFINITIONS4
V.	GENERAL PROVISIONS11
VI.	PERFORMANCE OF THE WORK18
VII.	REMEDY REVIEW21
VIII.	FINANCIAL ASSURANCE21
IX.	PAYMENTS FOR RESPONSE COSTS AND NRD26
X.	INDEMNIFICATION AND INSURANCE30
XI.	FORCE MAJEURE31
XII.	DISPUTE RESOLUTION32
XIII.	STIPULATED PENALTIES34
XIV.	COVENANTS BY PLAINTIFFS38
XV.	COVENANTS BY SDs43
XVI.	EFFECT OF SETTLEMENT; CONTRIBUTION44
XVII.	RELATIONSHIP TO OTHER SETTLEMENTS WITH SDs46
XVIII.	ACCESS TO INFORMATION46
XIX.	RETENTION OF RECORDS47
XX.	NOTICES AND SUBMISSIONS48
XXI.	RETENTION OF JURISDICTION50
XXII.	APPENDICES50
XXIII.	MODIFICATION52
XXIV.	LODGING AND OPPORTUNITY FOR PUBLIC COMMENT52
XXV.	SIGNATORIES/SERVICE/EFFECTIVENESS52
XXVI.	FINAL JUDGMENT53

I.BACKGROUND

A.The United States of America (“United States”), on behalf of the Administrator of the United States Environmental Protection Agency (“EPA”), and the State of Wisconsin (the “State”), on behalf of the Wisconsin Department of Natural Resources (“WDNR”), filed a Complaint and an Amended Complaint in this matter pursuant to Sections 106 and 107 of the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§ 9606 and 9607. The Defendants named in the Amended Complaint included P. H. Glatfelter Company (“Glatfelter”) and Georgia-Pacific Consumer Products LP (“Georgia- Pacific”) (collectively the “Settling Defendants” or “SDs”).

B.In the Amended Complaint, the United States sought, inter alia:
(1) reimbursement of costs incurred by EPA and the Department of Justice (“DOJ”) for response actions at the Lower Fox River and Green Bay Superfund Site in northeastern Wisconsin (“Site”), together with accrued interest; and (2) performance of response actions at the Site by the defendants consistent with the National Contingency Plan, 40 C.F.R. Part 300 (“NCP”). In the Amended Complaint, the State sought, inter alia, reimbursement of costs incurred by WDNR and the Wisconsin Department of Justice (“WDOJ”) for response actions at the Site, together with accrued interest. Certain submissions to the Court in this case are referenced herein by their docket number (abbreviated as “Dkt. ”) or exhibit number from the 2012 trial in this case (abbreviated as “2012 Tr. Ex. ”). The Amended Complaint is Dkt. 30.

C.The Plaintiffs’ Amended Complaint also asserted a joint claim for natural resource damages (“Natural Resource Damages” or “NRD”) under CERCLA, brought on behalf of the U.S. Department of the Interior (“DOI”) and WDNR. After receipt of NRD settlement recoveries valued at approximately $105 million, the Plaintiffs withdrew their NRD claim with leave of Court in 2015. Of that total NRD settlement recovery, approximately $15 million was contributed by the SDs. In addition, SDs contributed approximately $10.25 million of a total $19.75 million used to fund studies and demonstration restoration projects under an Agreement Between the State of Wisconsin and Certain Companies Concerning the Fox River dated January 31, 1997. Paragraph IV.C of that 1997 Agreement provides, in part: “Expenditures by the Companies pursuant to this Agreement will be credited against any final judgment or settlement obtained by the trustee(s) relating to claims for response actions or costs or natural resource damages arising from releases to the Fox River.” The United States is not a party to that 1997 Agreement.

D.As a result of the release or threatened release of hazardous substances, EPA and WDNR have undertaken response actions at or in connection with the Site under Section 104 of CERCLA, 42 U.S.C. § 9604, and will undertake response actions in the future. In performing these response actions, EPA and WDNR have incurred and will continue to incur response costs at or in connection with the Site. These response actions include, inter alia: (1) the performance of a Remedial Investigation and Feasibility Study at the Site; (2) the selection of an overall remedy for the Site that involves containment and removal of sediment contaminated with polychlorinated biphenyls (“PCBs”) through a combination of capping, dredging, dewatering, and upland landfill disposal, as set forth in two Records of Decision (as amended); (3) oversight of response actions implemented; and (4) various enforcement actions.

E.On July 28, 1998 (63 Fed. Reg. 40,247), pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, EPA proposed to place the Site (also called the “Fox River NRDA/PCB Releases Site”) on the National Priorities List, set forth at 40 C.F.R. Part 300, Appendix B.

F.The Site includes approximately 39 miles of the Lower Fox River (the “Fox River”) as well as the Bay of Green Bay (the “Bay”). The Fox River portion of the Site extends from the outlet of Lake Winnebago and continues downstream to the mouth of the Fox River at the City of Green Bay. The Bay portion of the Site extends from the mouth of the Fox River at the City of Green Bay to the point where the Bay enters Lake Michigan. The Site has been divided into five geographically-defined Operable Units (“OUs”), as described in the Records of Decision and as depicted in Appendix 1 to this Consent Decree: OU 1 - Little Lake Butte des Morts; OU 2 - Appleton to Little Rapids; OU 3 - Little Rapids to De Pere; OU 4 – De Pere to Green Bay; and OU 5 - the Bay of Green Bay.

G.In December 2002, the Response Agencies signed and issued a Record of Decision for OUs 1 and 2 at the Site.

H.In June 2003, the Response Agencies signed and issued a Record of Decision for OUs 3, 4, and 5 at the Site.

I.In June 2007, the Response Agencies signed and issued a Record of Decision Amendment for OU 2 (Deposit DD), OU 3, OU 4, and OU 5 (River Mouth) at the Site.

J.In June 2008, the Response Agencies signed and issued a Record of Decision Amendment for OU 1 at the Site.

K.In February 2010, the Response Agencies signed and issued an Explanation of Significant Differences concerning the selected remedy for OU 2, OU 3, OU 4, and OU 5 (River Mouth) at the Site.

L.The remedial action for OU 1 has been performed pursuant to a judicially- approved Consent Decree with Glatfelter and WTM I Company (“WTM”). Monitoring, maintenance, and post-remedy institutional controls activities are ongoing under that Consent Decree.

M.Phase 1 remediation in OU 4 was performed in 2007 pursuant to a judicially- approved Consent Decree with NCR Corporation (“NCR”) and Sonoco-U.S. Mills Corp. (n/k/a U.S. Paper Mills Corp.).

N.On November 13, 2007, EPA issued a Unilateral Administrative Order (“UAO”) pursuant to 42 U.S.C. § 9606(a) that directed NCR; Appvion, Inc. (“Appvion”) (then known as Appleton Papers Inc.); WTM; Glatfelter; Menasha Corporation; U.S. Paper Mills Corp.; Georgia-Pacific, and CBC Coating, Inc. to implement Phase 2 of the remedial action for OUs 2,

3, 4, and 5 of the Site, as set forth in the Records of Decision addressing those portions of the Site.

O.In 2008, NCR and Appvion commenced two related lawsuits concerning the Site against other parties that were consolidated under the caption Appleton Papers Inc. and NCR Corp. v. George A. Whiting Paper Co., et al., No. 08-CV-16 (E.D. Wis.) (the “Whiting Case”). Many of those other parties filed counterclaims against NCR and Appvion in the Whiting Case.

P.Among other things, this Consent Decree (the “Consent Decree” or the “CD,” as defined below) is intended to: (1) facilitate the completion of the remaining sediment dredging, capping, and sand cover work at the Site; (2) ensure the completion of Institutional Controls Work and Long-Term Monitoring and Maintenance Work by the SDs; (3) provide for reimbursement of certain past and future costs of Plaintiffs and payment of Natural Resource Damages; (4) resolve or eliminate certain potential claims and claims raised in this lawsuit and the related Whiting Case; (5) eliminate litigation risk that both Plaintiffs and SDs face if they continued this litigation, and (6) provide contribution protection for the SDs pursuant to Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2).

Q.Nothing in this Consent Decree is intended to alter the covenants or contribution protection provided by the Plaintiffs’ prior settlements for the Site with persons who are not Parties to this Consent Decree.

R.Except as expressly provided herein, the Settling Defendants do not admit any liability to Plaintiffs arising out of the transactions or occurrences alleged in the Complaint or Amended Complaint in this case. The Parties recognize, and the Court by entering this Consent Decree finds, that this Consent Decree has been negotiated by the Parties in good faith, that implementation of this Consent Decree will expedite the cleanup of the Site and will simplify and shorten prolonged and complicated litigation, and that this Consent Decree is procedurally and substantively fair, reasonable, and in the public interest.

NOW, THEREFORE, it is hereby Ordered, Adjudged, and Decreed:

II.	JURISDICTION

1.This Court has jurisdiction over the subject matter of this action pursuant to 28 U.S.C. §§ 1331 and 1345, and 42 U.S.C. §§ 9606, 9607, and 9613(b). This Court also has personal jurisdiction over SDs. Solely for the purposes of this CD and the underlying Amended Complaint, SDs waive all objections and defenses that they may have to jurisdiction of the Court or to venue in this District. SDs shall not challenge the terms of this CD or this Court’s jurisdiction to enter and enforce this CD.

III.	PARTIES BOUND

2.This CD is binding upon the United States and the State and upon SDs and their successors, and assigns. Any change in ownership or corporate or other legal status of a SD including, but not limited to, any transfer of assets or real or personal property, shall in no way alter such SD’s responsibilities under this CD.

3.The SDs shall provide a copy of this CD to each contractor hired to perform the Work and to each person representing the SDs with respect to the Site or the Work, and shall condition all contracts entered into hereunder upon performance of the Work in conformity with the terms of this CD. The SDs or their contractors shall provide written notice of the CD to all subcontractors hired to perform any portion of the Work. Each SD shall nonetheless be responsible for ensuring that its contractors and subcontractors perform the Work in accordance with the terms of this CD. With regard to the activities undertaken pursuant to this CD, each contractor and subcontractor shall be deemed to be in a contractual relationship with the SDs within the meaning of Section 107(b)(3) of CERCLA, 42 U.S.C. § 9607(b)(3).

IV.	DEFINITIONS

4.Unless otherwise expressly provided in this CD, terms used in this CD that are defined in CERCLA or in regulations promulgated under CERCLA shall have the meaning assigned to them in CERCLA or in such regulations. Whenever terms listed below are used in this CD or its appendices, the following definitions shall apply solely for purposes of this CD:

“100% Design” shall mean: (i) the Lower Fox River Remedial Design, 100 Percent Design Report for 2010 and Beyond Remedial Actions, Volume 2 of 2, as approved by the Response Agencies in October 2012, including its Appendices (2012 Tr. Ex. 2000-2014); and (ii) any modifications or supplements to that plan approved by the Response Agencies.

“2011 Georgia-Pacific Consent Decree” shall mean the Consent Decree among Plaintiffs and Georgia-Pacific that was lodged in this case in 2010 (Dkt. 2-1) and entered by the Court in 2011 (Dkt. 130).

“Appvion” shall mean Appvion, Inc. Appvion was formerly known as Appleton Papers Inc. and is now known as Appvion Operations, Inc.

“ATSDR” shall mean the Agency for Toxic Substances and Disease Registry and its successor departments, agencies, or instrumentalities.

“CD Enforcement Costs” shall mean all Future Non-OU 1 Federal Costs and all Future Non-OU 1 State Costs incurred in enforcing this Consent Decree, including all costs incurred pursuant to Section XII (Dispute Resolution) and all litigation costs incurred in enforcing this Consent Decree.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601-9675.

“Consent Decree” or “CD” shall mean this consent decree and all appendices attached hereto (listed in Section XXII). In the event of conflict between this CD and any appendix, this CD shall control.

“Date of Lodging” shall mean the day on which this proposed Consent Decree is lodged with the Court, before commencement of the public comment period described in Section XXIV.

“Day” or “day” shall mean a calendar day. In computing any period of time under this CD, where the last day would fall on a Saturday, Sunday, or federal or State holiday, the period shall run until the close of business of the next working day.

“DOI” shall mean the United States Department of the Interior and any successor departments, agencies or instrumentalities of the United States. DOI acts in consultation with NOAA with respect to the Site and NOAA has formally deferred to DOI as the lead federal trustee for the Site.

“DOJ” shall mean the United States Department of Justice and its successor departments, agencies, or instrumentalities.

“Effective Date” shall mean the date upon which the approval of this CD is recorded on the Court’s docket, as provided by Section XXV.

“EPA” shall mean the United States Environmental Protection Agency and its successor departments, agencies, or instrumentalities.

“EPA Hazardous Substance Superfund” shall mean the Hazardous Substance Superfund established by the Internal Revenue Code, 26 U.S.C. § 9507.

“Former Fort Howard Facility” shall mean Georgia-Pacific’s paper production facility located at 1919 South Broadway in the City of Green Bay, which was owned and operated by Fort Howard Corporation – Georgia-Pacific’s predecessor by merger – until 1997.

“Fort James Consent Decree” shall mean the 2004 Consent Decree among Fort James Operating Company (a corporate predecessor of Georgia-Pacific) and other parties entered in United States and the State of Wisconsin v. Fort James Operating Co., No. 02-cv-602 (E.D. Wis.) (Dkt. 174-62).

“Fox River Group” shall mean the parties, or their predecessors, that entered into the Funding and Interim Implementation Agreement, effective as of January 31, 1997, and/or the Agreement on Interim Allocation, effective as of July 27, 1999.

“Future Non-OU 1 Federal Costs” shall mean all response costs, including, but not limited to, direct and indirect costs, that the United States pays on EPA’s, ATSDR’s, and DOJ’s behalf at or in connection with the Site after September 30, 2018, including for oversight activities, other than costs associated solely with Operable Unit 1 of the Site, plus Interest on Past Response Costs and Future Non-OU 1 Federal Costs that accrues pursuant to 42 U.S.C. § 9607(a) after September 30, 2018.

“Future Non-OU 1 State Costs” shall mean all response costs, including, but not limited to, direct and indirect costs, that the State pays on WDNR’s and WDOJ’s behalf at or in connection with the Site after October 31, 2018, including for oversight activities, other than costs associated solely with Operable Unit 1 of the Site, plus Interest on such costs that accrues pursuant to 42 U.S.C. § 9607(a) after October 31, 2018.

“Future Oversight Costs” shall mean all costs, including but not limited to, direct and indirect costs, that EPA incurs or has incurred after September 30, 2018, or that WDNR incurs or has incurred after October 31, 2018, in monitoring and supervising potentially responsible parties’ performance of response activities at the Site to determine whether such performance is consistent with the requirements of the UAO, the NCR/Appvion Consent Decree, this CD, and/or the RODs, including: (i) costs incurred in reviewing plans, reports, and other deliverables submitted pursuant to the UAO, the NCR/Appvion Consent Decree, or this CD; (ii) costs incurred in overseeing implementation of the response work performed under the UAO, the NCR/Appvion Consent Decree, or this CD, and (iii) costs incurred in enforcing the UAO, the NCR/Appvion Consent Decree, or this CD; provided, however, that the term Future Oversight Costs does not include the costs incurred by the United States or the State in enforcing the terms of this Consent Decree or enforcing the UAO against Georgia-Pacific.

“Georgia-Pacific” shall mean Settling Defendant Georgia-Pacific Consumer Products LP.

“Glatfelter” shall mean Settling Defendant P. H. Glatfelter Company.

“Institutional Controls Work” shall mean the response work required to assure the protectiveness of the remedy, as prescribed by: (i) the Institutional Control Implementation and Assurance Plan (“ICIAP”) approved by the Response Agencies in October 2012 (Appendix G of the 100% Design – 2012 Tr. Ex. 2008); and (ii) any modifications or supplements to that Plan approved by the Response Agencies. The “Institutional Controls Work” is divided in time between: (i) the work to be performed before completion of the RA Work (“Interim Institutional Controls Work”); and (ii) the work to be performed after completion of the RA Work (“Post-RA Institutional Controls Work”).

“Interest” shall mean interest at the rate specified for interest on investments of the EPA Hazardous Substance Superfund, compounded annually on October 1 of each year, in accordance with 42 U.S.C. § 9607(a). The applicable rate of interest shall be the rate in effect at the time the interest accrues. The rate of interest is subject to change on October 1 of each year. Rates are available online at https://www.epa.gov/superfund/superfund-interest-rates.

“Long-Term Monitoring and Maintenance Work” shall mean the response action work in OUs 2-5 prescribed by: (i) the Cap Operations, Maintenance, and Monitoring Plan approved by the Response Agencies in October 2012 (Appendix H of the 100% Design – 2012 Tr. Ex. 2009) (ii) the Long-Term Monitoring Plan approved by the Response Agencies in October 2012 (Appendix I of the 100% Design – 2012 Tr. Ex. 2010); (iii) Wetlands and River Habitat Replacement Work Plan, to be approved by the Response Agencies, or any similar plan approved by the Response Agencies; and (iv) any modifications or supplements to those Plans approved by the Response Agencies.

“NOAA” shall mean the National Oceanographic and Atmospheric Administration, an instrumentality of the United States Department of Commerce, and any successor departments, agencies or instrumentalities of the United States.

“National Contingency Plan” or “NCP” shall mean the National Oil and Hazardous Substances Pollution Contingency Plan promulgated pursuant to Section 105 of CERCLA, 42 U.S.C. § 9605, codified at 40 C.F.R. Part 300, and any amendments thereto.

“Natural Resource” or “Natural Resources” means land, resident and anadromous fish, resident and migratory wildlife, biota, air, water, ground water, sediments, wetlands, drinking water supplies, and other such resources, belonging to, managed by, held in trust by, appertaining to, or otherwise controlled by the United States or the State.

“Natural Resource Damages” or “NRD” means any damages recoverable by the United States or the State on behalf of the public for injury to, destruction of, or loss or impairment of Natural Resources at the Site as a result of a release of hazardous substances, including but not limited to: (i) the costs of assessing such injury, destruction, or loss or impairment arising from or relating to such a release; (ii) the costs of restoration, rehabilitation, or replacement of injured or lost natural resources or of acquisition of equivalent resources; (iii) the costs of planning such restoration activities; (iv) compensation for injury, destruction, loss, impairment, diminution in value, or loss of use of natural resources; and (v) each of the categories of recoverable damages described in 43 C.F.R. § 11.15 and applicable state law.

“NCR” shall mean NCR Corporation.

“NCR/Appvion Consent Decree” shall mean the Consent Decree with NCR and Appvion entered in this case on August 23, 2017 (Dkt. 1206).

“NCR Enforcement Costs” shall mean all Future Non-OU 1 Federal Costs and all Future Non-OU 1 State Costs incurred in enforcing the NCR/Appvion Consent Decree, including all costs incurred pursuant to Section XII of that Decree (Dispute Resolution) and all litigation costs incurred in enforcing that Decree.

“Operable Unit 1” or “OU 1” shall mean the Little Lake Butte des Morts reach of the Lower Fox River, as delineated by the Record of Decision signed by WDNR and EPA in December 2002 (Dkt. 439-12). More specifically, OU 1 is the portion of the Lower Fox River (and the underlying River sediment) starting at the outlet of Lake Winnebago at the Neenah Dam and the Menasha Dam downstream to the Upper Appleton Dam, including sediment deposits A through H and POG.

“Operable Unit 2” or “OU 2” shall mean the Appleton to Little Rapids reach of the Lower Fox River, as delineated by the Record of Decision signed by WDNR and EPA in December 2002 (Dkt. 439-12). More specifically, OU 2 is the portion of the Lower Fox River (and the underlying River sediment) from the Upper Appleton Dam downstream to the Little Rapids Dam.

“Operable Unit 3” or “OU 3” shall mean the Little Rapids to De Pere reach of the Lower Fox River, as delineated by the Record of Decision signed by WDNR and EPA in June 2003 (Dkt. 404-2). More specifically, OU 3 is the portion of the Lower Fox River (and the underlying River sediment) from the Little Rapids Dam downstream to the De Pere Dam.

“Operable Unit 4” or “OU 4” shall mean the De Pere to Green Bay reach of the Lower Fox River, as delineated by the Record of Decision signed by WDNR and EPA in June 2003 (Dkt. 404-2). More specifically, OU 4 is the portion of the Lower Fox River (and the underlying River sediment) from the De Pere Dam downstream to the River’s mouth at Green Bay. In addition:

“Lower OU 4” shall mean the portion of OU 4 downstream from the line drawn on the map attached as Appendix 2 to this CD. As depicted on that map, Lower OU 4 comprises the portion of OU 4 that is north and east of a line drawn roughly parallel to – and approximately 1,050 feet southwest of – the riverfront bulkhead line along the southwestern end of the Former Fort Howard Facility.

“Upper OU 4” shall mean the portion of OU 4 upstream from the line drawn on the map attached as Appendix 2 to this CD. As depicted on that map, Upper OU 4 comprises the portion of OU 4 that is south and west of a line drawn roughly parallel to – and approximately 1,050 feet southwest of – the riverfront bulkhead line along the southwestern end of the Former Fort Howard Facility.

“Operable Unit 5” or “OU 5” shall mean the Green Bay portion of the Site, including the OU 5 River Mouth area, as delineated by the Record of Decision signed by WDNR and EPA in June 2003 (Dkt. 404-2) and the Record of Decision Amendment signed by WDNR and EPA in June 2007 (Dkt. 276-6). More specifically, OU 5 is the bay of Green Bay from the mouth of the Fox River at the City of Green Bay to the point where the bay enters Lake Michigan.

“OU 1 Consent Decree” shall mean the 2004 Consent Decree for OU 1 and the 2008 Amended Consent Decree for OU 1 (Dkt. 276-13) entered in United States and the State of Wisconsin v. P.H. Glatfelter Co. and WTM I Co., No. 03-cv-949 (E.D. Wis.).

“OU 1 Escrow Account” shall mean the Fox River OU1 Escrow Account trust fund established pursuant to the OU 1 Consent Decree.

“OUs 2-5,” “OU 2-5,” or “Operable Units 2-5” shall mean OU 2, OU 3, OU 4, and OU 5, collectively.

“Paragraph” or “¶” shall mean a portion of this CD identified by an Arabic numeral or an upper or lower case letter.

“Parties” shall mean the United States, the State, and SDs.

“Past EPA Response Costs” shall mean all response costs, including, but not limited to, direct and indirect costs, that the United States paid on EPA’s, ATSDR’s, and DOJ’s behalf at or in connection with the Site through September 30, 2018, plus Interest on all such costs that has accrued pursuant to 42 U.S.C. § 9607(a) through that date.

“Past State Response Costs” shall mean all response costs, including, but not limited to, direct and indirect costs, that the State paid on WDNR’s and WDOJ’s behalf in connection with the Site through October 31, 2018, plus Interest on all such costs that has accrued pursuant to 42 U.S.C. § 9607(a) through that date.

“PCBs” shall mean polychlorinated biphenyls in any form and any break down products of them.

“Performance Standards” or “PS” shall mean the selected remedy requirements and cleanup standards for measuring the achievement of the goals of the Remedial Action, as set forth in the SOW and in: (i) Section XI of the June 2007 Record of Decision Amendment for Operable Unit 2 (Deposit DD), Operable Unit 3, Operable Unit 4, and Operable Unit 5 (River Mouth) (Dkt. 276-6); and (ii) Sections IV and V of the February 2010 Explanation of Significant Differences for Operable Unit 2, Operable Unit 3, Operable Unit 4, and Operable Unit 5 (River Mouth) (Dkt. 404-4).

“Phase 1 Consent Decree” shall mean the 2006 Consent Decree for Performance of Phase 1 of the Remedial Action in Operable Units 2-5 of the Lower Fox River and Green Bay Site entered in United States and the State of Wisconsin v. NCR Corp. and Sonoco-U.S. Mills, Inc., No. 06-cv-484 (E.D. Wis.) (Dkt. 276-17).

“Plaintiffs” shall mean the United States and the State.

“RA Work Plan” shall mean the Phase 2B Work Plan for 2017/2018 and Beyond Remedial Actions for OUs 2-5 as approved by the Response Agencies, including any updates and alterations to the 100% Design made in the approved RA Work Plan.

“RCRA” shall mean the Solid Waste Disposal Act, 42 U.S.C. §§ 6901-6992 (also known as the Resource Conservation and Recovery Act).

“RD AOC” shall mean the 2004 Administrative Order on Consent for Remedial Design of OUs 2-5, No. V-W-04-C-781, entered into by the United States Environmental Protection Agency, the State of Wisconsin, and Fort James Operating Company (Dkt. 439-6), and the Amended Administrative Settlement Agreement and Order on Consent, entered into by the same parties in November 2007 (Dkt. 989-2).

“Records of Decision” or “RODs” shall mean, collectively: (i) the December 2002 Record of Decision for OUs 1 and 2 (Dkt. 439-12); (ii) the June 2003 Record of Decision for OUs 3-5 (Dkt. 404-2); (iii) the June 2007 Record of Decision Amendment for OU 2 (Deposit DD), OU 3, OU 4, and OU 5 (River Mouth) (Dkt. 276-6); (iv) the June 2008 Record of Decision Amendment for OU 1 (Dkt. 439-18); (v) the February 2010 Explanation of Significant Differences for OU 2, OU 3, OU 4, and OU 5 (River Mouth) (Dkt. 404-4); and (vi) the June 2012 Memorandum to File regarding Minor Change to Selected Remedy (Dkt. 439-10).

“Remaining RA Work” shall mean the following currently-uncompleted response actions in Lower OU 4 and OU 5 (River Mouth) that the RODs and the Remedial Design require for construction of the remedial action: (i) sediment removal by dredging; (ii) sediment containment by installation of engineered caps; (iii) placement of remedy sand covers and residual sand covers; (iv) all associated activities, including dewatering and disposal of dredged sediment, water treatment, and demobilization; and (v) any additional steps required to ensure completion of the RA such that the Performance Standards are achieved.

“Remedial Action” or “RA” shall mean the remedial action for OUs 2-5 selected in the RODs.

“Remedial Design” or “RD” shall mean, collectively: (i) the 100% Design; (ii) the RA

Work Plan; and (iii) any remedial design updates or alteration made in any modifications or supplements to the 100% Design or the RA Work Plan that are approved by the Response Agencies.

“Response Agencies” shall mean EPA and WDNR collectively.

“Section” shall mean a portion of this CD identified by an upper case Roman numeral.

“Settling Defendants” or “SDs” shall mean P. H. Glatfelter Company and Georgia-

Pacific Consumer Products LP. When a right or duty under this CD pertains to only one Settling Defendant, the term “SDs” and any associated plural terms shall be construed to refer to that one Settling Defendant alone.

“Settling Defendants’ Related Parties” or “Related Parties” shall mean: (i) the Settling Defendants’ predecessors; (ii) the Settling Defendants’ successors and assigns, but only to the extent that the alleged liability of such person is based on the alleged liability of a Settling Defendant; and (iii) the Settling Defendants’ and Related Parties’ former or current officers, directors, employees, elected or appointed officials, or shareholders, but only to the extent that the alleged liability of such person is based on acts and/or omissions which occurred in the scope of the person’s employment or capacity as an officer, director, employee, elected or appointed official, or shareholder of a Settling Defendant or Related Party; (iv) Fort James Corporation and Georgia-Pacific LLC, in their capacity as alleged successors to relevant liabilities of Fort Howard Corporation; and (v) the former or current officers, directors, employees, general partners, limited partners, members, or shareholders of Fort James Corporation and Georgia- Pacific LLC, but only to the extent that the alleged liability of such person is based on the person’s employment or capacity as an officer, director, employee, general partner, limited partner, member, or shareholder of Fort James Corporation or Georgia-Pacific LLC.

“Site” shall mean the Lower Fox River and Green Bay Superfund Site which encompasses: (i) approximately 39 miles of the Lower Fox River from the outlet of Lake Winnebago downstream to the mouth of the Fox River at the City of Green Bay; and (ii) the bay of Green Bay from the mouth of the Fox River at the City of Green Bay to the point where the bay enters Lake Michigan.

“Specified Defendants” shall mean NCR Corporation and Appvion, Inc., and their parents, successors and assigns and any person claiming through or on behalf of them.

“State” shall mean the State of Wisconsin.

“Statement of Work” or “SOW” shall mean the document describing the activities the Settling Defendants must perform to implement the RA Work, Long-Term Monitoring and Maintenance Work, and Institutional Controls Work regarding OUs 2-5 of the Site, which is attached as Appendix 5 to this CD.

“Supervising Contractor” shall mean the principal contractor retained by Settling Defendants to supervise and direct the implementation of the Work under this CD.

“Transfer” shall mean to sell, assign, convey, lease, mortgage, or grant a security interest in, or where used as a noun, a sale, assignment, conveyance, or other disposition of any interest by operation of law or otherwise.

“UAO” shall mean the November 2007 Unilateral Administrative Order for Remedial Action in In the matter of: Lower Fox River and Green Bay Superfund Site, Green Bay, WI, Operable Units 2-5, U.S. EPA Docket No. V-W-’08-C-885 (Dkt. 1056-1).

“United States” shall mean the United States of America and each department, agency, and instrumentality of the United States, including EPA and DOI.

“Waste Material” shall mean (1) any “hazardous substance” under Section 101(14) of CERCLA, 42 U.S.C. § 9601(14); (2) any pollutant or contaminant under Section 101(33) of CERCLA, 42 U.S.C. § 9601(33); (3) any “solid waste” under Section 1004(27) of RCRA, 42 U.S.C. § 6903(27); and (4) any “hazardous substance” under Wis. Stat. § 292.01.

“WDNR” shall mean the Wisconsin Department of Natural Resources and its successor departments, agencies, or instrumentalities.

“WDOJ” shall mean the Wisconsin Department of Justice and its successor departments, agencies, or instrumentalities.

“Whiting Case” shall mean the above-referenced lawsuit captioned Appleton Papers Inc. and NCR Corp. v. George A. Whiting Paper Co., et al., Case No. 08-CV-16 (E.D. Wis.), including the consolidated case captioned NCR Corp. v. Kimberly-Clark Corp., et al., No. 08- CV-0895.

“Work” shall mean all activities and obligations that Settling Defendants are required to perform under this CD, except the activities required under Section XIX (Retention of Records).

V.	GENERAL PROVISIONS

5.Objectives of the Parties. The objectives of the Parties in entering into this CD are to protect public health or welfare or the environment by the implementation of response actions at the Site by SDs, to pay past and future response costs of Plaintiffs as provided in this CD, to resolve claims relating to the Site as provided in this CD – including to resolve all previously unsettled NRD claims which the United States and the State may bring, on their own behalf or on behalf of others, against Glatfelter (subject to the reservations in this CD) – and thus eliminate litigation risk that both Plaintiffs and Settling Defendants face if they continued this litigation, including the risk inherent in appeals of decisions already made and precedents established, and to provide full and complete contribution protection for the SDs pursuant to Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2).

6.Stipulations and Commitments by SDs and Plaintiffs’ Commitments to Exercise Enforcement Discretion. As provided by this CD, and as summarized by ¶¶ 6.a-6.g, SDs shall: (i) finance and perform the Work in accordance with this CD, the 100% Design, and all deliverables approved or modified by EPA pursuant to the UAO, the NCR/Appvion Consent Decree, and this CD; (ii) pay the United States for Past EPA Response Costs as provided in this CD; (iii) pay the United States for its Future Non-OU 1 Federal Costs and the State for its Future Non-OU 1 State Costs as provided in this CD; and (iv) pay the Plaintiffs additional Natural Resource Damages as provided in this CD.

a.Glatfelter stipulates and agrees that it is liable to the United States under CERCLA Section 106, 42 U.S.C. § 9606, for performance of all response actions that the UAO requires for OUs 2-5 at the Site, including but not limited to the RA Work, the Institutional Controls Work, and the Long-Term Monitoring and Maintenance Work. As provided by prior court orders in this case, other recipients of the UAO also are liable to the United States for performance of response actions that the UAO requires for OUs 2-5.

b.Glatfelter stipulates and agrees that it is liable to the United States and the State under CERCLA Sections 107 and 113(g)(2), 42 U.S.C. §§ 9607 and 9613(g)(2), for reimbursement of all Future Non-OU 1 Federal Costs incurred by the United States and all Future Non-OU 1 State Costs incurred by the State.

c.In Paragraph 6 of the 2011 Georgia-Pacific Consent Decree, Georgia- Pacific already agreed to certain stipulations regarding its liability under CERCLA and its liability for performance of all response actions that the UAO requires for Lower OU 4 and OU 5 at the Site. Nothing in this CD alters those stipulations in that prior Consent Decree.

d.Remaining RA Work. SDs shall be liable for performing and completing the Remaining RA Work as provided by this CD and the SOW. SDs shall perform any aspect of the Remaining RA Work in response to a written demand by EPA (sent after a reasonable opportunity for review and comments by the State). In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Remaining RA requirements only from NCR, and not from Glatfelter or Georgia-Pacific, until completion of the Remaining RA Work.

e.Institutional Controls Work.

(1)Glatfelter shall be liable for performing and completing the Institutional Controls Work in OUs 2-5 as provided by this CD and the SOW. Georgia-Pacific shall be liable for performing and completing the Institutional Controls Work in OU 4 and OU 5 as provided by this CD and the SOW. SDs shall coordinate with each other to ensure the efficient and effective performance of all Institutional Controls Work.

(2)Primary and Backup Responsibilities for Interim Institutional Controls Work. Subject to the geographic limitations set forth in ¶ 6.e(1), SDs shall perform any aspect of the Interim Institutional Controls Work in response to a written demand by EPA (sent after a reasonable opportunity for review and comments by the State). In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Interim Institutional Controls Work requirements only from NCR, and not from SDs, until completion of the Remaining RA Work.

(3)Primary and Backup Responsibilities for Post-RA Institutional Controls Work.

i.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Post-RA Institutional Controls Work requirements for OU 2 and OU 3 only from Glatfelter, and not from NCR, after completion of the Remaining RA Work.

ii.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Post-RA Institutional Controls Work requirements for Upper OU 4 only from Glatfelter, and not from NCR or Georgia-Pacific, after completion of the Remaining RA Work.

iii.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Post-RA Institutional Controls Work requirements for Lower OU 4 and OU 5 only from Georgia-Pacific, and not from NCR or Glatfelter, after completion of the Remaining RA Work.

f.Long-Term Monitoring and Maintenance Work.

(1)Glatfelter shall be liable for performing and completing the Long-Term Monitoring and Maintenance Work in OUs 2-5 as provided by this CD and the SOW. Georgia-Pacific shall be liable for performing and completing the Long- Term Monitoring and Maintenance Work in OU 4 and OU 5 as provided by this CD and the SOW. SDs shall coordinate with each other to ensure the efficient and effective performance of all Long-Term Monitoring and Maintenance Work.

(2)Primary and Backup Responsibilities.

i.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Long-Term Monitoring and Maintenance Work requirements for OU 2 and OU 3 only from Glatfelter, and not from NCR.

ii.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Long-Term Monitoring and Maintenance Work requirements for Upper OU 4 only from Glatfelter, and not from NCR or Georgia-Pacific.

iii.In their enforcement discretion, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Long-Term Monitoring and Maintenance Work requirements for Lower OU 4 and OU 5 only from Georgia-Pacific, and not from NCR or Glatfelter.

iv.In their enforcement discretion and notwithstanding paragraphs (ii) and (iii) above, the United States and the State will initially seek performance, corrective measures, and penalties for noncompliance with Long-Term Monitoring and Maintenance Work requirements in the monitoring areas depicted on the map attached as Appendix 3 that overlap Upper OU 4 and Lower OU 4 from (A) Glatfelter and not Georgia-Pacific for the monitoring of fish-tissues or fish; and (B) from Georgia-Pacific and not Glatfelter for the monitoring of water or water quality.

g.Future Response Costs. SDs shall reimburse the Plaintiffs’ Future Non- OU 1 Federal Costs and Future Non-OU 1 State Costs as provided by this CD.

(1)In their enforcement discretion, the United States and the State will initially seek reimbursement of their Future Non-OU 1 Federal Costs and Future Non-OU 1 State Costs (other than NCR Enforcement Costs or CD Enforcement Costs) only from Glatfelter, and not from NCR or Georgia-Pacific.

(2)United States and the State shall not seek reimbursement of any Future Oversight Costs from Georgia-Pacific and Georgia-Pacific shall not be liable for reimbursement of any Future Oversight Costs.

(3)In their enforcement discretion, the United States and the State will seek reimbursement of any CD Enforcement Costs only from SDs, and not from NCR.

(4)In their enforcement discretion, the United States and the State will seek reimbursement of any NCR Enforcement Costs only from NCR, and not from SDs.

(5)SDs hereby waive any argument that any Past EPA Response Costs and any Past State Response Costs are inconsistent with the NCP.

(6)SDs hereby waive any argument that any Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs associated with WDNR oversight activities are inconsistent with the NCP because 40 C.F.R. § 300.400(h) provides that “EPA will provide oversight when the response is pursuant to an EPA order or federal consent decree.”

(7)SDs and the State hereby stipulate and agree as follows:

As of June 30, 2015, the State of Wisconsin had a positive balance of $4,631,817 from State response cost settlement recoveries and reimbursements, computed as the difference between such recoveries and reimbursements through that date ($43,336,579) and the uncontested response costs that the State had incurred through that date ($38,704,762). The State’s positive balance has been eliminated by response cost expenditures between June 30, 2015, and October 31, 2018.

(8)With respect to payments relating to the Site or NRD settlement commitments relating to the Site under administrative or judicially approved settlements with the United States and/or the State, SDs hereby waive any arguments that: (i) any such settlement payments or NRD settlement commitments made before October 1, 2018, reduce the liability of SDs for Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs pursuant to 42 U.S.C. § 9613(f)(3); (ii) the State’s positive balance of $4,631,817 from State response cost settlement recoveries and reimbursements as of June 30, 2015, reduces the liability of SDs for Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs pursuant to 42 U.S.C. § 9613(f)(3); and (iii) Glatfelter’s payment for NRD under ¶¶ 25 and 26.b reduces the liability of SDs for Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs pursuant to 42 U.S.C. § 9613(f)(3).

(9)Glatfelter contends that Plaintiffs’ prior recoveries on account of damages to natural resources have more than fully compensated the public for those damages and Plaintiffs for the costs of assessing those damages. Plaintiffs disagree. No provision of this Consent Decree, no payment by any SD in compliance with this Consent Decree, no deposit by the United States to the Natural Resource Damages Assessment and Restoration Fund, and no approval by this Court of any of those shall waive Glatfelter’s right to contend or estop Glatfelter from contending in any action that Plaintiffs have been fully compensated prior to entry into this Consent Decree on behalf of the public for damages to natural resources as the result of releases to the Site, including the costs of assessment of those damages. The Court’s approval of this Consent Decree shall not constitute a finding or determination that Plaintiffs have or have not been fully compensated for damages to natural resources, including the assessment of those damages.

h.Vacatur of Certain Prior Rulings. The following prior orders in this case are hereby vacated upon this Consent Decree’s entry as a final judgment:

(1)the January 3, 2017, Decision and Order on Plaintiffs’ Motion In Limine (Dkt. 1167);

(2)the February 5, 2018, Decision and Order on Cross Motions for Summary Judgment on Recovery of Response Costs from P. H. Glatfelter Co.
(Dkt. 1217); and

(3)the Decision and Order Denying Plaintiffs’ Motion for Reconsideration (Dkt. 1239).

i.Certain Prior Rulings Merged into Final Judgment. The following prior orders in this case are merged into this CD upon its entry as a final judgment, but only to the extent that such orders apply to Glatfelter or Georgia-Pacific:

(1)the November 21, 2012, Decision and Order on the Propriety of the Remedy (Dkt. 666);

(2)the November 23, 2012, Decision and Order on Defendants’ Liability (Dkt. 668); and

(3)the May 1, 2013, Order Entering Declaratory Judgment (Dkt. 795), to the extent affirmed by United States v. P. H. Glatfelter Co., 768 F.3d 662 (7th Cir. 2014).

j.Appeals of Prior Rulings.

(1)Within 14 days after the Date of Lodging, the Parties shall advise the U.S. Court of Appeals for the Seventh Circuit of the lodging of this proposed Consent Decree and request the Seventh Circuit stay Glatfelter’s appeal of this Court’s entry of the NCR/Appvion Consent Decree, captioned United States and the State of Wisconsin v. P. H. Glatfelter Co., No. 17-3175 (7th Cir.), until such time as this Court has ruled on a motion to enter this Consent Decree. If this Court grants a motion to enter this Consent Decree, within 14 days after the Date of Entry, Glatfelter shall file an agreement or motion under Fed. R. App. P. for voluntary dismissal of that appeal.

(2)The SDs shall not appeal any other orders in this case entered before the Date of Lodging to the extent that such orders apply to the United States or the State, including but not limited to the prior orders listed in ¶ 6.h and ¶ 6.i. The United States and the State shall not appeal any orders in this case entered before the Date of Lodging to the extent that such orders apply to Glatfelter or Georgia-Pacific, including but not limited to the prior orders listed in ¶ 6.h and ¶ 6.i. These obligations not to appeal shall not apply to the extent that a Party is required to file an appeal to preserve appellate rights prior to the Effective Date of this CD; provided, however that any appeals filed to preserve appellate rights shall be withdrawn promptly after the Effective Date of this CD.

7.Compliance with Applicable Law. Nothing in this CD limits SDs’ obligations to comply with the requirements of all applicable federal and state laws and regulations. SDs must also comply with all applicable or relevant and appropriate requirements of all federal and state environmental laws as set forth in the RODs and the SOW. The activities conducted pursuant to this CD, if approved by EPA, shall be deemed to be consistent with the NCP as provided in Section 300.700(c)(3)(ii) of the NCP.

8.Permits.

a.As provided in Section 121(e) of CERCLA, 42 U.S.C. § 9621(e), and Section 300.400(e) of the NCP, no permit shall be required for any portion of the Work conducted entirely on-site (i.e., within the areal extent of contamination or in very close proximity to the contamination and necessary for implementation of the Work). Where any portion of the Work that is not on-site requires a federal or state permit or approval, SDs shall submit timely and complete applications and take all other actions necessary to obtain all such permits or approvals.

b.SDs may seek relief under the provisions of Section XI (Force Majeure) for any delay in the performance of the Work resulting from a failure to obtain, or a delay in obtaining, any permit or approval referenced in ¶ 8.a and required for the Work, provided that they have submitted timely and complete applications and taken all other actions necessary to obtain all such permits or approvals.

c.This CD is not, and shall not be construed to be, a permit issued pursuant to any federal or state statute or regulation.

VI.	PERFORMANCE OF THE WORK

9.Coordination and Supervision.

a.Project Coordinators.

(1)Each SD shall designate and notify EPA and WDNR of that SD’s Project Coordinator. Each Project Coordinator must have sufficient technical expertise to coordinate the Work. An SD’s Project Coordinator may not be an attorney representing SDs in this matter and may not act as the Supervising Contractor. SDs’ Project Coordinator may assign other representatives, including other contractors, to assist in coordinating the Work.

(2)EPA shall designate and notify WDNR and SDs of EPA’s Project Coordinator. EPA may designate other representatives, which may include its employees, contractors and/or consultants, to oversee the Work. EPA’s Project Coordinator will have the same authority as a remedial project manager and/or an on-scene coordinator, as described in the NCP. This includes the authority to halt the Work and/or to conduct or direct any necessary response action when he or she determines that conditions at the Site constitute an emergency or may present an immediate threat to public health or welfare or the environment due to a release or threatened release of Waste Material. EPA has designated Pablo Valentin as its current Project Coordinator.

(3)WDNR shall designate and notify EPA and SDs of its Project Coordinator. WDNR may designate other representatives, including its employees, contractors and/or consultants to oversee the Work. For any meetings and inspections in which EPA’s Project Coordinator participates, WDNR’s Project Coordinator also may participate. WDNR has designated Beth Olson as its current Project Coordinator.

(4)As requested by the Response Agencies, SDs Project Coordinator shall meet, in person or telephonically, with EPA’s and WDNR’s Project Coordinators.

b.Supervising Contractor. An SD’s proposed Supervising Contractor must have sufficient technical expertise to supervise the Work and a quality assurance system that complies with ANSI/ASQC E4-2004, Quality Systems for Environmental Data and Technology Programs: Requirements with Guidance for Use (American National Standard).

c.Procedures for Disapproval/Notice to Proceed.

(1)SDs shall designate, and notify EPA, of the names, titles, contact information, and qualifications of the SDs’ proposed Project Coordinator and Supervising Contractor, whose qualifications shall be subject to EPA’s review for verification based on objective assessment criteria (e.g., experience, capacity, technical expertise) and do not have a conflict of interest with respect to the project.

(2)EPA, after a reasonable opportunity for review and comment by WDNR, shall issue notices of disapproval and/or authorizations to proceed regarding the proposed Project Coordinator and Supervising Contractor, as applicable. If EPA issues a notice of disapproval, the SDs shall, within 30 days, submit to EPA a list of supplemental proposed Project Coordinators and/or Supervising Contractors, as applicable, including a description of the qualifications of each. EPA shall issue a notice of disapproval or authorization to proceed regarding each supplemental proposed coordinator and/or contractor. An SD may select any coordinator/contractor covered by an authorization to proceed and shall, within 21 days, notify EPA of the SDs’ selection.

(3)SDs may change their Project Coordinator and/or Supervising Contractor, as applicable, by following the procedures of ¶¶ 9.c(1) and 9.c(2).

(4)Notwithstanding the procedures of ¶¶ 9.c(1) through 9.c(3), the SDs have proposed, and EPA has authorized the SDs to proceed, with the following Project Coordinators and Supervising Contractors:

Glatfelter’s Project Coordinator:

William A. Hartman

Glatfelter’s Supervising Contractor:

Foth Infrastructure & Environment, LLC

Georgia-Pacific’s Project Coordinator:

Paul A. Montney

Georgia-Pacific’s Supervising Contractor:

Foth Infrastructure & Environment, LLC

10.Performance of Work in Accordance with SOW. SDs shall: (a) upon receipt of a written demand from EPA, perform the Remaining RA Work and the Interim Institutional Controls Work, as described by ¶¶ 6.d and 6.e(2) of this CD; and (b) operate, maintain, and monitor the effectiveness of the RA, including performing the Post-RA Institutional Controls Work and the Long-Term Monitoring and Maintenance Work as described by ¶¶ 6.e(3) and 6.f of this CD; all in accordance with the SOW and all EPA-approved, conditionally-approved, or modified deliverables as required by the SOW. All deliverables required to be submitted for approval under the CD or SOW shall be subject to approval by EPA in accordance with ¶ 6.6 (Approval of Deliverables) of the SOW.

11.Emergencies and Releases. SDs shall comply with the emergency and release response and reporting requirements under ¶ 4.3 (Emergency Response and Reporting) of the SOW. Subject to Section XIV (Covenants by Plaintiffs), nothing in this CD, including ¶ 4.3 of the SOW, limits any authority of Plaintiffs: (a) to take all appropriate action to protect human health and the environment or to prevent, abate, respond to, or minimize an actual or threatened release of Waste Material on, at, or from the Site, or (b) to direct or order such action, or seek an order from the Court, to protect human health and the environment or to prevent, abate, respond to, or minimize an actual or threatened release of Waste Material on, at, or from the Site. If, due to SDs failure to take appropriate response action under ¶ 4.3 of the SOW, EPA or, as appropriate, the State takes such action instead, all costs of the response actions shall be classified as CD Enforcement Costs and SDs shall reimburse EPA and the State for all such costs under Section IX (Payments for Response Costs).

12.Community Involvement. If requested by the Response Agencies, SDs shall conduct community involvement activities under the Response Agencies’ oversight as provided for in, and in accordance with, Section 2 (Community Involvement) of the SOW. Such activities may include, but are not limited to, designation of a Community Involvement Coordinator. Costs incurred by the United States and the State under this Paragraph constitute Future Response Costs under Section IX (Payments for Response Costs).

13.Modification of SOW or Related Deliverables.

a.If EPA determines that it is necessary to modify the work specified in the SOW and/or in deliverables developed under the SOW in order to achieve and/or maintain the Performance Standards or to carry out and maintain the effectiveness of the RA, and such modification is consistent with the Scope of the Remedy set forth in ¶ 1.3 of the SOW, then EPA may notify SDs of such modification. If SDs object to the modification SDs may, within 30 days after EPA’s notification, seek dispute resolution under Section XII.

b.The SOW and/or related work plans shall be modified: (1) in accordance with the modification issued by EPA; or (2) if SDs invoke dispute resolution, in accordance with the final resolution of the dispute. The modification shall be incorporated into and enforceable under this CD, and SDs shall implement all work required by such modification, consistent with ¶¶ 6 and 10 of this CD. SDs shall incorporate the modification into the deliverable required under the SOW, as appropriate.

c.Nothing in this Paragraph shall be construed to limit EPA’s authority to require performance of further response actions as otherwise provided in this CD.

14.Nothing in this CD, the SOW, or any deliverable required under the SOW constitutes a warranty or representation of any kind by Plaintiffs that compliance with the work requirements set forth in the SOW or related deliverable will achieve the Performance Standards.

VII.	REMEDY REVIEW

15.Periodic Review. Under Section 121(c) of CERCLA, 42 U.S.C. § 9621(c), and applicable regulations, EPA will conduct periodic reviews of whether the RA is protective of human health and the environment.

16.EPA Selection of Further Response Actions. If EPA determines, at any time, that the RA is not protective of human health and the environment, EPA may select further response actions for the Site in accordance with the requirements of CERCLA and the NCP.

17.Opportunity to Comment. SDs and, if required by Sections 113(k)(2) or 117 of CERCLA, 42 U.S.C. § 9613(k)(2) or 9617, the public, will be provided with an opportunity to comment on any further response actions proposed by EPA as a result of the review conducted pursuant to Section 121(c) of CERCLA and to submit written comments for the record during the comment period.

VIII.	FINANCIAL ASSURANCE

18.Glatfelter Financial Assurance Arrangements.

a.Glatfelter has completed construction of the remedy in OU 1 and has been implementing long-term monitoring and maintenance and institutional controls in OU 1, all under the OU 1 Consent Decree. Under the OU 1 Consent Decree: (i) costs of ongoing response work in OU 1 are eligible for payment or reimbursement from a pre-funded interest-bearing OU1 Escrow Account; and (ii) if requested by Glatfelter and approved by EPA, Glatfelter may receive partial refund payments from the OU 1 Escrow Account if the partial refund(s) will leave a balance in the Account that will be sufficient to fund the completion of all remaining response work in OU 1. The remaining balance in the OU 1 Escrow Account was approximately $8.9 million as of September 26, 2018.

b.On February 26, 2018, Glatfelter entered into a Guaranteed Fixed Price Remediation Services Agreement (“GFP Contract”) with Foth Infrastructure & Environment, LLC (“Foth”). Glatfelter describes the arrangements under the GFP Contract as follows:

(1)Under the GFP Contract, Foth will undertake the remaining long- term monitoring and maintenance in OU 1 and the long-term monitoring and maintenance, habitat restoration, and institutional control work for which Glatfelter would be primarily responsible under this Consent Decree. The performance of Foth under the GFP is guaranteed by Foth’s parent company, Foth & Van Dyke, LLC. The GFP Contract requires Glatfelter to fund a stream of fixed payments to the contractor over the thirty (30) year term of the GFP Contract. The stream of unpaid amounts that will be payable in the future under the GFP Contract (“Future GFP Payments”) and the declining balance due under the GFP Contract on the payment due dates (“Declining Balances”) are specified in Appendix 4. The GFP Contract does not contemplate change orders or price escalations of any kind for the work under the GFP Contract, notwithstanding changes in the prices of commodities or labor, changed site conditions or the discovery of currently unknown pollution conditions. Glatfelter therefore believes that the costs for Glatfelter’s work in OU 1 and under this Consent Decree are therefore substantially known and fixed at this time.

(2)In each invoice requesting a Future GFP Payment, Foth is required to make a fair and reasonable allocation that identifies the portion of the payment that can be attributed to OU 1 work, and to provide reasonable documentation thereof and justification therefor. The portions of Foth’s compensation under the GFP Contract attributable to OU 1 work are appropriate to reimburse from the OU 1 Escrow Account. By Glatfelter’s estimate, the current balance of the OU 1 Escrow Account exceeds the expected total due to Foth on account of OU 1 work under the GFP Contract by approximately $7 million.

c.The Plaintiffs and Glatfelter agree that Glatfelter may submit OU 1 Escrow Account disbursement certificates for Future GFP Payments as follows:

(1)OU 1 Escrow Account funds may be disbursed for payment of the portion of any Future GFP Payment attributable to OU 1 based on a fair and reasonable allocation of the full Payment amount that is justified and supported by reasonable documentation. Any such disbursement request shall be classified as request for payment of Allowable RD/RA Costs under the OU 1 Consent Decree, and an escrow disbursement certificate may be submitted in accordance with ¶ 5.a(2) of OU 1 Consent Decree Appendix C.

(2)If the following conditions are met, then OU 1 Escrow Account funds may be disbursed for payment of the portion of a Future GFP Payment attributable to OU 2-Upper OU4 based on a fair and reasonable allocation of the full Payment amount that is justified and supported by reasonable documentation:

i.The funds may only be sought and disbursed after full payment of the 1st Five Year Review Future GFP Payment, for the appropriate portion of a Future GFP Payment due on or after December 15, 2022; and

ii.The funds may only be sought and disbursed if the remaining balance of the OU 1 Escrow Account at the time of the disbursement request exceeds the Declining Balance on the payment due date, as shown in Appendix 4.

If these conditions are met, then any such disbursement request shall be classified as a request for an OU 1 Escrow Account partial refund payment under the OU 1 Consent Decree, and an escrow disbursement certificate may be submitted in accordance with ¶ 5.a(6) of OU 1 Consent Decree Appendix C. Any such disbursement is pre-approved by EPA and pre-determined to leave a balance in the OU 1 Escrow Account that should be sufficient to fund the completion of the OU 1 response work, in light of the conditions specified above.

d.While reserving its right to obtain any partial refund payment from the OU 1 Escrow Account allowed under the preceding ¶ 18.c(2), Glatfelter waives any right to request or obtain any other partial refund payment from the OU 1 Escrow Account – under ¶ 5.a(6) of OU 1 Consent Decree Appendix C or otherwise – before full payment of the 4th Five Year Review Future GFP Payment and before December 15, 2035.

e.In order to ensure completion of the work after a Work Takeover or a major performance default by Glatfelter under this CD or the OU 1 Consent Decree, Glatfelter shall collaterally assign its right, title and interest in and to the GFP Contract to Georgia-Pacific, NCR, or another person as EPA shall direct, as specified in any written assignment demand made by EPA (after a reasonable opportunity for review and comment by WDNR). EPA shall not make any such assignment demand without the consent of the designated assignee. Glatfelter hereby represents and certifies that it has obtained Foth’s prior written consent to an assignment of the GFP Contract to Georgia-Pacific, NCR, or another person as EPA shall direct under these circumstances.

19.Supplemental Financial Assurance Arrangements. In order to ensure completion of the Work, SDs shall separately secure and maintain additional financial assurance for the benefit of EPA. Glatfelter shall secure and maintain additional financial assurance in an amount equal to the difference between (i) the Declining Balance on the GFP Contract and (ii)the balance in the OU 1 Escrow Account. Georgia-Pacific shall secure additional financial assurance in the amount of $5 million. The financial assurance must be one or more of the mechanisms listed below, in a form substantially identical to the relevant sample documents available from EPA or under the “Financial Assurance - Settlements” category on the Cleanup Enforcement Model Language and Sample Documents Database at https://cfpub.epa.gov/compliance/models/, and satisfactory to EPA. Each SD may use multiple mechanisms if they are limited to surety bonds guaranteeing payment, letters of credit, trust funds, and/or insurance policies.

a.A surety bond guaranteeing payment and/or performance of the Work that is issued by a surety company among those listed as acceptable sureties on federal bonds as set forth in Circular 570 of the U.S. Department of the Treasury;

b.An irrevocable letter of credit, payable to or at the direction of EPA, that is issued by an entity that has the authority to issue letters of credit and whose letter-of-credit operations are regulated and examined by a federal or state agency;

c.A trust fund established for the benefit of EPA that is administered by a trustee that has the authority to act as a trustee and whose trust operations are regulated and examined by a federal or state agency; or

d.A policy of insurance that provides EPA with acceptable rights as a beneficiary thereof and that is issued by an insurance carrier that has the authority to issue insurance policies in the applicable jurisdiction(s) and whose insurance operations are regulated and examined by a federal or state agency;

20.Within 30 days after the Effective Date, or 30 days after EPA’s approval of the form and substance of each SD’s Supplemental Financial Assurance under ¶ 19, whichever is later, SDs shall secure all executed and/or otherwise finalized mechanisms or other documents consistent with the EPA-approved form of financial assurance and shall submit such mechanisms and documents to the EPA Regional Financial Management Officer, to the United States, and to EPA and the State as specified in Section XX (Notices and Submissions).

21.SDs shall diligently monitor the adequacy of the financial assurance. If SDs become aware of any information indicating that the financial assurance provided under this Section is inadequate or otherwise no longer satisfies the requirements of this Section, SDs shall notify EPA of such information within 7 days. If EPA determines that the financial assurance provided under this Section is inadequate or otherwise no longer satisfies the requirements of this Section, EPA will notify SDs of such determination. SDs shall, within 30 days after notifying EPA or receiving notice from EPA under this Paragraph, secure and submit to EPA for approval a proposal for a revised or alternative financial assurance mechanism that satisfies the requirements of this Section. EPA may extend this deadline for such time as is reasonably necessary for SDs, in the exercise of due diligence, to secure and submit to EPA a proposal for a revised or alternative financial assurance mechanism, not to exceed 60 days. SDs shall follow the procedures of ¶ 23 (Modification of Financial Assurance) in seeking approval of, and submitting documentation for, the revised or alternative financial assurance mechanism. SDs inability to secure financial assurance in accordance with this Section does not excuse performance of any other obligation under this CD or the UAO.

22.Access to Financial Assurance.

a.If EPA issues a notice of implementation of a Work Takeover under ¶ 66.b, then, in accordance with any applicable financial assurance mechanism, EPA is entitled to: (1) the performance of the Work; and/or (2) require that any funds guaranteed be paid in accordance with ¶ 22.d.

b.If EPA is notified by the issuer of a financial assurance mechanism that it intends to cancel the mechanism, and SDs fail to provide an alternative financial assurance mechanism in accordance with this Section at least 30 days prior to the cancellation date, the funds guaranteed under such mechanism must be paid prior to cancellation in accordance with ¶ 22.d.

c.If, upon issuance of a notice of implementation of a Work Takeover under ¶ 66.b, EPA is unable for any reason to promptly secure the resources guaranteed under any applicable financial assurance mechanism, whether in cash or in kind, to continue and complete the Work, SDs shall, within 30 days of such demand, pay the amount demanded as directed by EPA.

d.Any amounts required to be paid under this ¶ 22 shall be, as directed by EPA: (i) paid to EPA in order to facilitate the completion of the Work by EPA or by another person; or (ii) deposited into an interest-bearing account, established at a duly chartered bank or trust company that is insured by the FDIC, in order to facilitate the completion of the Work by another person. If payment is made to EPA, EPA may deposit the payment into the EPA Hazardous Substance Superfund or into the Fox River Site Special Account within the EPA Hazardous Substance Superfund to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund.

e.All EPA and WDNR Work Takeover costs not paid under this ¶ 22 must be reimbursed as CD Enforcement Costs under Section IX (Payments for Response Costs).

23.Modification of Amount, Form, or Terms of Financial Assurance. SDs may submit, on any anniversary of the Effective Date or at any other time agreed to by the Parties, a request to reduce the amount, or change the form or terms, of the financial assurance mechanism. Any such request must be submitted to EPA in accordance with ¶ 20, and must include an estimate of the cost of the remaining Work, an explanation of the bases for the cost calculation, and a description of the proposed changes, if any, to the form or terms of the financial assurance. EPA will notify SDs of its decision to approve or disapprove a requested reduction or change pursuant to this Paragraph. SDs may reduce the amount of the financial assurance mechanism only in accordance with: (a) EPA’s approval; or (b) if there is a dispute, the agreement, final administrative decision, or final judicial decision resolving such dispute under Section XII (Dispute Resolution). SDs may change the form or terms of the financial assurance mechanism only in accordance with EPA’s approval. Any decision made by EPA on a request submitted under this Paragraph to change the form or terms of a financial assurance mechanism shall not be subject to challenge by SDs pursuant to the dispute resolution provisions of this CD or in any other forum. Within 30 days after receipt of EPA’s approval of, or the agreement or decision resolving a dispute relating to, the requested modifications pursuant to this Paragraph, SDs shall submit to EPA documentation of the reduced, revised, or alternative financial assurance mechanism in accordance with ¶ 20.

24.Release, Cancellation, or Discontinuation of Financial Assurance. SDs may release, cancel, or discontinue any financial assurance provided under this Section only: (a) if EPA issues a Certification of RA Completion under ¶ 4.5 (Certification of RA Completion) of the SOW; (b) in accordance with EPA’s written approval of such release, cancellation, or discontinuation; or (c) if there is a dispute regarding the release, cancellation or discontinuance of any financial assurance, in accordance with the agreement, final administrative decision, or final judicial decision resolving such dispute under Section XII (Dispute Resolution).

IX.	PAYMENTS FOR RESPONSE COSTS AND NRD

25.Glatfelter’s Initial Payment to Court Registry Account. Within 14 Days after the Court enters an order in this action authorizing payment by Glatfelter into the Court Registry Account, Glatfelter shall pay a total of $20,500,000 into the interest-bearing Court Registry Account of the United States District Court for the Eastern District of Wisconsin. Payment shall be made to the Clerk of the Court by an electronic funds transfer (“EFT”) to the account designated by the Clerk of the Court, in accordance with payment instructions to be provided.

26.Disbursements from Court Registry Account. After entry of this Consent Decree by the District Court and either affirmation on appellate review of such entry or the expiration of time to appeal such entry, the funds deposited into the Court Registry Account under this Consent Decree (and all accrued interest) shall be disbursed as specified by this ¶ 26 pursuant to a separate Withdrawal Order of the Court. The funds shall be disbursed and applied as follows:

a.$20,000,000 (plus all accrued interest earned on $20,000,000 of the funds deposited in the Court Registry Account) shall be disbursed to the United States as a payment for Past EPA Response Costs and deposited by EPA in the EPA Hazardous Substance Superfund; and

b.$500,000 (plus all accrued interest earned on $500,000 of the funds deposited in the Court Registry Account) shall be disbursed to the United States in payment for Natural Resource Damages and deposited by DOI in a Site-specific sub-account within the DOI’s NRDAR Fund and shall be managed by DOI for the joint benefit and use of the Lower Fox River/Green Bay Natural Resource Trustees to pay for natural resource restoration projects jointly selected by the Trustees and/or to be applied toward natural resource damage assessment costs incurred by DOI and the State.

27.Payments by SDs for Future Response Costs.

a.Future Non-OU 1 Federal Costs. Consistent with ¶ 6.g, SDs shall pay to EPA Future Non-OU 1 Federal Costs not inconsistent with the NCP.

b.Periodic EPA Bills. On a periodic basis, EPA will send SDs a bill requiring payment that includes an EPA Itemized Cost Summary, which includes direct and indirect costs incurred by EPA, its contractors, subcontractors, and DOJ. Consistent with ¶ 6.g, SDs shall make all payments within 30 days after SDs’ receipt of each bill requiring payment, except as otherwise provided in ¶ 29 (Contesting Future Response Costs), in accordance with ¶ 28.a (instructions for future response cost payments).

c.Deposit of Payments for Future Non-OU 1 Federal Costs. The total amount paid by SDs pursuant to ¶ 27.b shall be deposited by EPA in the Fox River Special

Account to be retained and used to conduct or finance response actions at or in connection with the Site, or to be transferred by EPA to the EPA Hazardous Substance Superfund, provided, however, that EPA may deposit a Future Non-OU 1 Federal Costs payment directly into the EPA Hazardous Substance Superfund if, at the time the payment is received, EPA estimates that the Fox River Site Special Account balance is sufficient to address currently anticipated future response actions to be conducted or financed by EPA at or in connection with the Site. Any decision by EPA to deposit a Future Non-OU 1 Federal Costs payment directly into the EPA Hazardous Substance Superfund for this reason shall not be subject to challenge by SDs pursuant to the dispute resolution provisions of this CD or in any other forum.

d.Future Non-OU 1 State Costs. Consistent with ¶ 6.g, SDs shall pay to WDNR Future Non-OU 1 State Costs not inconsistent with the NCP.

e.Periodic State Bills. On a periodic basis, WDNR will send SDs a bill requiring payment that includes a State cost summary, which includes direct and indirect costs incurred by WDNR, its contractors, subcontractors, and WDOJ. Consistent with ¶ 6.g, SDs shall make all payments within 30 days after SDs’ receipt of each bill requiring payment, except as otherwise provided in ¶ 29 (Contesting Future Response Costs). SDs shall make all payments to the State required by this Paragraph in accordance with ¶ 28.b.

f.Deposit of Payments for Future Non-OU 1 State Costs. The total amount paid by SDs pursuant to ¶ 27.d shall be deposited in a segregated fund under the direction of WDNR, and shall be retained and used by WDNR to conduct or finance response actions at or in connection with the Site.

28.Payment Instructions.

a.Future Non-OU 1 Federal Costs Payments and Stipulated Penalties Payable to the United States.

(1)For all payments subject to this ¶ 28.a, SDs shall make such payment by Fedwire EFT, referencing Site/Spill ID A565 and DJ number 90-11-2-1045/3. The Fedwire EFT payment must be sent as follows:

Federal Reserve Bank of New York
ABA = 021030004

Account = 68010727

SWIFT address = FRNYUS33 33
Liberty Street

New York NY 10045

Field Tag 4200 of the Fedwire message should read

“D 68010727 Environmental Protection Agency”

(2)For all payments made under this ¶ 28.a, SDs must include references to the Site/Spill ID and DJ numbers. At the time of any payment required to be made in accordance with ¶ 28.a, SDs shall send notices that payment has been made to the United States, EPA, and the EPA Cincinnati Finance Center, all in accordance with Section XX (Notices and Submissions). All notices must include references to the Site/Spill ID and DJ numbers.

b.Future Non-OU 1 State Costs Payments and Stipulated Penalties Payable to the State.

(1)For all payments subject to this ¶ 28.b, SDs shall make such payment by EFT, referencing WDNR, this Consent Decree, and the Lower Fox River and Green Bay Superfund Site. The EFT payment must be sent as follows:

Company/Vendor Information

Vendor Name:State of WI Dept. of Natural Resources Federal ID #:39-6006436

Remit to Address:101 S. Webster St., P.O. Box 7921

Madison WI 53707-7921 Contact Person:Margaret Hooper

Email Address:margaret.hooper@wisconsin.gov Telephone Number:608-266-7497

Bank/Financial Information
Bank Name:U.S. Bank

Address:	777 E. Wisconsin Ave. Milwaukee WI 53202

Bank Routing #:075000022

Account Name:State of WI General Control Bank Account #:111851166

Type of Account:Checking ACH Format:CTX or CCD+

(2)At the time of any payment required to be made in accordance with this ¶ 28.b, SDs shall send notice that payment has been made to the State in accordance with Section XX (Notices and Submissions) and to the following additional contact person by fax or e-mail:

Contact Name:Margaret Hooper
Fax #:608-264-6277

Email Address:margaret.hooper@wisconsin.gov

29.Contesting Future Response Costs. SDs may submit a Notice of Dispute, initiating the procedures of Section XII (Dispute Resolution), regarding any Future Non-OU 1 Federal Costs or any Future Non-OU 1 State Costs billed to SDs under ¶ 27 (Payments by SDs for Future Response Costs) if SDs determines that EPA or the State has made a mathematical error or included a cost item that is not within the definition of Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs, or if SDs believe EPA or the State incurred excess costs as a direct result of an EPA or State action that was inconsistent with a specific provision or provisions of the NCP. Such Notice of Dispute shall be submitted in writing within 30 days after receipt of the bill and must be sent to the United States (if the United States’ accounting is being disputed) or the State (if the State’s accounting is being disputed) pursuant to Section XX (Notices and Submissions). Such Notice of Dispute shall specifically identify the contested Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs and the basis for objection. If SDs submit a Notice of Dispute, SDs shall within the 30-day period, also as a requirement for initiating the dispute, (a) pay all uncontested Future Non-OU 1 Federal Costs to the United States and all uncontested Future Non-OU 1 State Costs to the State, and (b) establish, in a duly chartered bank or trust company, an interest-bearing escrow account that is insured by the Federal Deposit Insurance Corporation (“FDIC”), and remit to that escrow account funds equivalent to the amount of the contested Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs. SDs shall send to the United States or the State, as appropriate and as provided in Section XX (Notices and Submissions), a copy of the transmittal letter and check paying the uncontested Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs, and a copy of the correspondence that establishes and funds the escrow account, including, but not limited to, information containing the identity of the bank and bank account under which the escrow account is established as well as a bank statement showing the initial balance of the escrow account. If the United States or the State prevails in the dispute, SDs shall pay the sums due (with accrued interest) to the United States (if Future Non-OU 1 Federal Costs were disputed) or the State (if Future Non-OU 1 State Costs were disputed) within 7 days after the resolution of the dispute. If SDs prevail concerning any aspect of the contested costs, SDs shall pay that portion of the costs (plus associated accrued interest) for which they did not prevail to the United States (if Future Non-OU 1 Federal Costs were disputed) or the State (if Future Non-OU 1 State Costs were disputed) within 7 days after the resolution of the dispute. SDs shall be disbursed any balance of the escrow account. All payments to the United States under this Paragraph shall be made in accordance with ¶ 28.a. All payments to the State under this Paragraph shall be made in accordance with ¶ 28.b. The dispute resolution procedures set forth in this Paragraph in conjunction with the procedures set forth in Section XII (Dispute Resolution) shall be the exclusive mechanisms for resolving disputes regarding SDs’ obligation to reimburse the United States and the State for their Future Non-OU 1 Federal Costs and Future Non-OU 1 State Costs.

30.Interest. In the event that any payment for Future Non-OU 1 Federal Costs or Future Non-OU 1 State Costs required under this Section is not made by the date required, SDs shall pay Interest on the unpaid balance. The Interest on such costs shall begin to accrue on the date of the bill. The Interest shall accrue through the date of SDs’ payment. Payments of Interest made under this Paragraph shall be in addition to such other remedies or sanctions available to Plaintiffs by virtue of SDs’ failure to make timely payments under this Section including, but not limited to, payment of stipulated penalties pursuant to Section XIII (Stipulated Penalties).

X.	INDEMNIFICATION AND INSURANCE

31.SDs’ Indemnification of the United States and the State.

a.The United States and the State do not assume any liability by entering into this CD or by virtue of any designation of SDs as EPA’s authorized representatives under Section 104(e) of CERCLA, 42 U.S.C. § 9604(e). SDs shall indemnify, save, and hold harmless the United States and the State and their officials, agents, employees, contractors, subcontractors, and representatives for or from any and all claims or causes of action arising from, or on account of, negligent or other wrongful acts or omissions of SDs, their officers, directors, employees, agents, contractors, subcontractors, and any persons acting on SDs’ behalf or under their control, in carrying out activities pursuant to this CD, including, but not limited to, any claims arising from any designation of SDs as EPA’s authorized representatives under Section 104(e) of CERCLA. Further, SDs agree to pay the United States and the State all costs they incur including, but not limited to, attorneys’ fees and other expenses of litigation and settlement arising from, or on account of, claims made against the United States and the State based on negligent or other wrongful acts or omissions of SDs, their officers, directors, employees, agents, contractors, subcontractors, and any persons acting on their behalf or under their control, in carrying out activities pursuant to this CD. Neither the United States nor the State shall be held out as a party to any contract entered into by or on behalf of SDs in carrying out activities pursuant to this CD. Neither SDs nor any such contractor shall be considered an agent of the United States or the State.

b.The United States and the State, respectively, shall give SDs notice of any claim for which the United States or the State plans to seek indemnification pursuant to this ¶ 31, and shall consult with SDs prior to settling such claim.

32.SDs covenant not to sue and agree not to assert any claims or causes of action against the United States and the State, respectively, for damages or reimbursement or for set-off of any payments made or to be made to the United States or the State, arising from or on account of any contract, agreement, or arrangement between SDs and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays. In addition, SDs shall indemnify, save and hold harmless the United States and the State with respect to any and all claims for damages or reimbursement arising from or on account of any contract, agreement, or arrangement between SDs and any person for performance of Work on or relating to the Site, including, but not limited to, claims on account of construction delays.

33.Insurance. If EPA issues SDs a written demand to perform Remaining RA Work under ¶ 6.d, SDs shall secure, and shall maintain until the first anniversary after issuance of EPA’s Certification of RA Completion pursuant to ¶ 4.5 (Certification of RA Completion) of the SOW commercial general liability insurance with limits of liability of at least $1 million per occurrence, automobile liability insurance with limits of liability of at least $1 million per accident, and umbrella liability insurance with limits of liability of at least $5 million in excess of the required commercial general liability and automobile liability limits, naming the United States and the State as additional insureds with respect to all liability arising out of the activities performed by or on behalf of SDs pursuant to this CD. In addition, for the duration of this CD, SDs shall satisfy, or shall ensure that their contractors or subcontractors satisfy, all applicable laws and regulations regarding the provision of worker’s compensation insurance for all persons performing the Work on behalf of SDs in furtherance of this CD. SDs shall provide to EPA and the State certificates of such insurance and a copy of each insurance policy. SDs shall resubmit such certificates and copies of policies each year on the anniversary of the Effective Date. If SDs demonstrate by evidence satisfactory to EPA and the State that any contractor or subcontractor maintains insurance equivalent to that described above, or insurance covering the same risks but in a lesser amount, then, with respect to that contractor or subcontractor, SDs need provide only that portion of the insurance described above that is not maintained by the contractor or subcontractor. SDs shall ensure that all submittals to EPA under this Paragraph identify the Lower Fox River and Green Bay Superfund Site and the civil action number of this case.

XI.	FORCE MAJEURE

34.“Force majeure,” for purposes of this CD, is defined as any event arising from causes beyond the control of SDs, of any entity controlled by SDs, or of SDs’ contractors that delays or prevents the performance of any obligation under this CD despite SDs’ best efforts to fulfill the obligation. The requirement that SDs exercise “best efforts to fulfill the obligation” includes using best efforts to anticipate any potential force majeure and best efforts to address the effects of any potential force majeure (a) as it is occurring and (b) following the potential force majeure such that the delay and any adverse effects of the delay are minimized to the greatest extent possible. “Force majeure” does not include financial inability to complete the Work or a failure to achieve the Performance Standards.

35.If any event occurs or has occurred that may delay the performance of any obligation under this CD for which SDs intend or may intend to assert a claim of force majeure, SDs shall notify WDNR’s Project Coordinator and EPA’s Project Coordinator orally or, in the event EPA’s Project Coordinator is unavailable, the EPA Region 5 Superfund Division Director, within 48 hours of when SDs first knew that the event might cause a delay. Within five days thereafter, SDs shall provide in writing to EPA and WDNR an explanation and description of the reasons for the delay; the anticipated duration of the delay; all actions taken or to be taken to prevent or minimize the delay; a schedule for implementation of any measures to be taken to prevent or mitigate the delay or the effect of the delay; SDs’ rationale for attributing such delay to a force majeure; and a statement as to whether, in the opinion of SDs, such event may cause or contribute to an endangerment to public health or welfare, or the environment. SDs shall include with any notice all available documentation supporting its claim that the delay was attributable to a force majeure. SDs shall be deemed to know of any circumstance of which SDs, any entity controlled by SDs, or SDs’ contractors or subcontractors knew or should have known. Failure to comply with the above requirements regarding an event shall preclude SDs from asserting any claim of force majeure regarding that event, provided, however, that if EPA, despite the late or incomplete notice, is able to assess to its satisfaction whether the event is a force majeure under 34 and whether SDs have exercised its best efforts under ¶ 34, EPA may, in its unreviewable discretion, excuse in writing SDs’ failure to submit timely or complete notices under this Paragraph.

36.If EPA, after a reasonable opportunity for review and comment by WDNR, agrees that the delay or anticipated delay is attributable to a force majeure, the time for performance of the obligations under this CD that are affected by the force majeure will be extended by EPA, after a reasonable opportunity for review and comment by WDNR, for such time as is necessary to complete those obligations. An extension of the time for performance of the obligations affected by the force majeure shall not, of itself, extend the time for performance of any other obligation. If EPA, after a reasonable opportunity for review and comment by WDNR, does not agree that the delay or anticipated delay has been or will be caused by a force majeure, EPA will notify SDs in writing of its decision. If EPA, after a reasonable opportunity for review and comment by WDNR, agrees that the delay is attributable to a force majeure, EPA will notify SDs in writing of the length of the extension, if any, for performance of the obligations affected by the force majeure.

37.If an SD elects to invoke the dispute resolution procedures set forth in Section XII (Dispute Resolution) regarding EPA’s decision, that SD shall do so no later than 15 days after receipt of EPA’s notice. In any such proceeding, SDs shall have the burden of demonstrating by a preponderance of the evidence that the delay or anticipated delay has been or will be caused by a force majeure, that the duration of the delay or the extension sought was or will be warranted under the circumstances, that best efforts were exercised to avoid and mitigate the effects of the delay, and that SDs complied with the requirements of ¶¶ 34 and 35. If SDs carry this burden, the delay at issue shall be deemed not to be a violation by the SDs of the affected obligation of this CD identified to EPA and the Court.

38.The failure by EPA to timely complete any obligation under the CD or under the SOW is not a violation of the CD, provided, however, that if such failure prevents either SD from meeting one or more deadlines in the SOW, SDs may seek relief under this Section.

XII.	DISPUTE RESOLUTION

39.Unless otherwise expressly provided for in this CD, the dispute resolution procedures of this Section shall be the exclusive mechanism to resolve disputes regarding this CD. However, the procedures set forth in this Section shall not apply to actions by the United States or the State to enforce obligations of SDs that have not been disputed in accordance with this Section.

40.A dispute shall be considered to have arisen when one party sends the other parties a written Notice of Dispute. Any dispute regarding this CD shall in the first instance be the subject of informal negotiations between the parties to the dispute. The period for informal negotiations shall not exceed 20 days from the time the dispute arises, unless it is modified by written agreement of the parties to the dispute.

41.Statements of Position.

a.In the event that the parties cannot resolve a dispute by informal negotiations under the preceding Paragraph, then the position advanced by EPA shall be considered binding unless, within 30 days after the conclusion of the informal negotiation period, an SD invokes the formal dispute resolution procedures of this Section by serving on the United States and the State a written Statement of Position on the matter in dispute, including, but not limited to, any factual data, analysis, or opinion supporting that position and any supporting documentation relied upon by each SD. The Statement of Position shall specify each SD’s position as to whether formal dispute resolution should proceed under ¶ 42 (Record Review) or ¶ 43.

b.Within 28 days after receipt of an SD’s Statement of Position, EPA will serve on SDs its Statement of Position, including, but not limited to, any factual data, analysis, or opinion supporting that position and all supporting documentation relied upon by EPA. EPA’s Statement of Position shall include a statement as to whether formal dispute resolution should proceed under ¶ 42 (Record Review) or ¶ 43. Within 21 days after receipt of EPA’s Statement of Position, each SD may submit a Reply.

c.If there is disagreement between EPA and either SD as to whether dispute resolution should proceed under ¶ 42 (Record Review) or ¶ 43, the parties to the dispute shall follow the procedures set forth in the Paragraph determined by EPA to be applicable. However, if either SD ultimately appeal to the Court to resolve the dispute, the Court shall determine which Paragraph is applicable in accordance with the standards of applicability set forth in ¶¶ 42 and 43.

42.Record Review. Formal dispute resolution for disputes pertaining to the selection or adequacy of any response action and all other disputes that are accorded review on the administrative record under applicable principles of administrative law shall be conducted pursuant to the procedures set forth in this Paragraph. For purposes of this Paragraph, the adequacy of any response action includes, without limitation, the adequacy or appropriateness of plans, procedures to implement plans, or any other items requiring approval by EPA under this CD, and the adequacy of the performance of response actions taken pursuant to this CD. Nothing in this CD shall be construed to allow any dispute by SDs regarding the validity of the RODs’ provisions.

a.An administrative record of the dispute shall be maintained by EPA and shall contain all statements of position, including supporting documentation, submitted pursuant to this Section. Where appropriate, EPA may allow submission of supplemental statements of position by the parties to the dispute.

b.The EPA Region 5 Superfund Division Director will issue a final administrative decision resolving the dispute based on the administrative record described in ¶ 42.a. This decision shall be binding upon SDs, subject only to the right to seek judicial review pursuant to ¶¶ 42.c and 42.d.

c.Any administrative decision made by EPA pursuant to ¶ 42.b shall be reviewable by this Court, provided that a motion for judicial review of the decision is filed by either SD with the Court and served on all Parties within 30 days after receipt of EPA’s decision. The motion shall include a description of the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of this CD. The United States and the State may file responses to SD’s motion.

d.In proceedings on any dispute governed by this Paragraph, SDs shall have the burden of demonstrating that the decision of the EPA Region 5 Superfund Division Director is arbitrary and capricious or otherwise not in accordance with law. Judicial review of EPA’s decision shall be on the administrative record compiled pursuant to ¶ 42.a.

43.Formal dispute resolution for disputes that neither pertain to the selection or adequacy of any response action nor are otherwise accorded review on the administrative record under applicable principles of administrative law, shall be governed by this Paragraph.

a.The EPA Region 5 Superfund Division Director will issue a final decision resolving the dispute based on the statements of position and reply, if any, served under ¶ 41. The Superfund Division Director’s decision shall be binding on SDs unless, within 30 days after receipt of the decision, either SD files with the Court and serves on the parties a motion for judicial review of the decision setting forth the matter in dispute, the efforts made by the parties to resolve it, the relief requested, and the schedule, if any, within which the dispute must be resolved to ensure orderly implementation of the CD. The United States and the State may file responses to SD’s motion.

b.Judicial review of any dispute governed by this Paragraph shall be governed by applicable principles of law.

44.The invocation of formal dispute resolution procedures under this Section does not extend, postpone, or affect in any way any obligation of SDs under this CD, except as provided in ¶ 29 (Contesting Future Response Costs), as agreed by EPA, or as determined by the Court. Stipulated penalties with respect to the disputed matter shall continue to accrue, but payment shall be stayed pending resolution of the dispute, as provided in ¶ 53. Notwithstanding the stay of payment, stipulated penalties shall accrue from the first day of noncompliance with any applicable provision of this CD. In the event that SDs do not prevail on the disputed issue, stipulated penalties shall be assessed and paid as provided in Section XIII (Stipulated Penalties).

XIII.	STIPULATED PENALTIES

45.SDs shall be liable to the United States and the State for stipulated penalties in the amounts set forth in ¶¶ 46, 47.a and 48 for failure to comply with the obligations specified in ¶¶ 46, 47.b and 48, unless excused under Section XI (Force Majeure). “Comply” as used in the previous sentence includes compliance by SDs with all applicable requirements of this CD, within the deadlines established under this CD. If an initially submitted or resubmitted deliverable contains a material defect, and the deliverable is disapproved or modified by EPA under ¶ 6.6(a) (Initial Submissions) or ¶ 6.6(b) (Resubmissions) of the SOW due to such material defect, then the material defect shall constitute a lack of compliance for purposes of this Paragraph. Any stipulated penalties under ¶ 48 concerning payments due to the United States and/or the State shall be divided between the United States and the State in proportion to the amounts that are unpaid or overdue. Any other stipulated penalties under ¶ 46, 47.b, or 48 shall be divided evenly between the United States and the State.

46.Stipulated Penalty Amounts – Major Work Obligations. The following stipulated penalties shall accrue per violation per day for any noncompliance identified in the following table:

	Period of Noncompliance and Penalty Per Violation Per Day
Obligations	1st through 14th day	15th through 30th day	31st day and beyond
Performance of the Remaining RA Work in accordance with any requirements imposed upon SDs by ¶ 6.d and 10 of the CD, the SOW, and the RA Work Plan	$5,000	$10,000	$20,000
Performance of the Institutional Controls Work in accordance with any requirements imposed upon SDs by ¶¶ 6.e and 10 of the CD and the SOW	$1,000	$2,500	$5,000
Performance of the Long-Term Monitoring and Maintenance Work in accordance with any requirements imposed upon SDs by ¶¶ 6.f and 10 of the CD and the SOW	$1,000	$2,500	$5,000
Requirement to take response action as required by ¶ 11 of the CD and the SOW.	$5,000	$10,000	$20,000

47.Stipulated Penalty Amounts - Payments, Financial Assurance, Major Deliverables, and Other Milestones.

a.The following stipulated penalties shall accrue per violation per day for any noncompliance identified in ¶ 47.b:

Period of Noncompliance	Penalty Per Violation Per Day
1st through 14th day	$1,000
15th through 30th day	$2,500
31st day and beyond	$5,000

b.Obligations.

(1)Payment of any amount due under Section IX (Payments for Response Costs).

(2)Establishment and maintenance of financial assurance in accordance with Section VIII (Financial Assurance).

(3)Establishment of an escrow account to hold any disputed Future Response Costs under ¶ 29 (Contesting Future Response Costs).

48.Stipulated Penalty Amounts – Other Deliverables. The following stipulated penalties shall accrue per violation per day for failure to submit timely or adequate deliverables pursuant to the CD other than those specified in Paragraph 47.b:

Period of Noncompliance	Penalty Per Violation Per Day
1st through 14th day	$500
15th through 30th day	$1,000
31st day and beyond	$2,000

49.In the event that EPA assumes performance of a portion or all of the Work pursuant to ¶ 66 (Work Takeover), SDs shall be liable for a stipulated penalty in the amount of $600,000. Stipulated penalties under this Paragraph are in addition to the remedies available under ¶¶ 22 (Access to Financial Assurance) and 66 (Work Takeover).

50.All penalties shall begin to accrue on the day after the complete performance is due or the day a violation occurs and shall continue to accrue through the final day of the correction of the noncompliance or completion of the activity. However, stipulated penalties shall not accrue: (a) with respect to a deficient submission under ¶ 6.6 (Approval of Deliverables) of the SOW, during the period, if any, beginning on the 31st day after EPA’s receipt of such submission until the date that EPA notifies SDs of any deficiency; (b) with respect to a decision by the EPA Region 5 Superfund Division Director under ¶ 42.b or 43.a of Section XII (Dispute Resolution), during the period, if any, beginning on the 21st day after the date that SDs’ reply to EPA’s Statement of Position is received until the date that the Director issues a final decision regarding such dispute; or (c) with respect to judicial review by this

Court of any dispute under Section XII (Dispute Resolution), during the period, if any, beginning on the 31st day after the Court’s receipt of the final submission regarding the dispute until the date that the Court issues a final decision regarding such dispute. Nothing in this CD shall prevent the simultaneous accrual of separate penalties for separate violations of this CD.

51.Following EPA’s determination that SDs have failed to comply with a requirement of this CD, EPA may give SDs written notification of the same and describe the noncompliance. EPA and the State may send SDs a written demand for payment of the penalties. However, penalties shall accrue as provided in the preceding Paragraph regardless of whether EPA has notified SDs of a violation.

52.All penalties accruing under this Section shall be due and payable to the United States and the State within 30 days after SDs’ receipt from EPA of a demand for payment of the penalties, unless SDs invoke the Dispute Resolution procedures under Section XII (Dispute Resolution) within the 30-day period. All payments to the United States and the State under this Section shall indicate that the payment is for stipulated penalties and shall be made in accordance with ¶ 28.a (instructions for future response cost payments).

53.Penalties shall continue to accrue as provided in ¶ 50 during any dispute resolution period, but need not be paid until the following:

a.If the dispute is resolved by agreement of the parties or by a decision of EPA that is not appealed to this Court, accrued penalties determined to be owed shall be paid to EPA and the State within 15 days after the agreement or the receipt of EPA’s decision or order;

b.If the dispute is appealed to this Court and the United States prevails in whole or in part, SDs shall pay all accrued penalties determined by the Court to be owed to EPA and the State within 60 days after receipt of the Court’s decision or order, except as provided in ¶ 53.c;

c.If the District Court’s decision is appealed by any Party, SDs shall pay all accrued penalties determined by the District Court to be owed to the United States and the State into an interest-bearing escrow account, established at a duly chartered bank or trust company that is insured by the FDIC, within 60 days after receipt of the Court’s decision or order. Penalties shall be paid into this account as they continue to accrue, at least every 60 days. Within 15 days after receipt of the final appellate court decision, the escrow agent shall pay the balance of the account to EPA and the State or to SDs to the extent that they prevail.

54.If SDs fail to pay stipulated penalties when due, SDs shall pay Interest on the unpaid stipulated penalties as follows: (a) if SDs have timely invoked dispute resolution such that the obligation to pay stipulated penalties has been stayed pending the outcome of dispute resolution, Interest shall accrue from the date stipulated penalties are due pursuant to ¶ 53 until the date of payment; and (b) if SDs fail to timely invoke dispute resolution, Interest shall accrue from the date of demand under ¶ 52 until the date of payment. If SDs fails to pay stipulated penalties and Interest when due, the United States or the State may institute proceedings to collect the penalties and Interest.

55.The payment of penalties and Interest, if any, shall not alter in any way SDs’ obligation to complete the performance of the Work required under this CD.

56.Nothing in this CD shall be construed as prohibiting, altering, or in any way limiting the ability of the United States or the State to seek any other remedies or sanctions available by virtue of SDs’ violation of this CD or of the statutes and regulations upon which it is based, including, but not limited to, penalties pursuant to Section 122(l) of CERCLA, 42 U.S.C. § 9622(l), provided, however, that the United States shall not seek civil penalties pursuant to Section 122(l) of CERCLA for any violation for which a stipulated penalty is collected pursuant to this CD.

57.Notwithstanding any other provision of this Section, the United States may, in its unreviewable discretion, waive any portion of stipulated penalties that have accrued pursuant to this CD.

XIV.	COVENANTS BY PLAINTIFFS

58.Covenants for Glatfelter

a.By the United States. Except as provided in ¶¶ 60, 61 (Plaintiffs’ Pre- and Post-Certification Reservations), and ¶¶ 63-65 (General Reservations of Rights and other reservations), the United States covenants not to sue or to take administrative action against Glatfelter or its Related Parties pursuant to Sections 106 and 107 of CERCLA, 42 U.S.C.  §§ 9606 and 9607, Section 7003 of RCRA, 42 U.S.C. § 6973, and Section 311(f) of the Clean Water Act, 33 U.S.C. § 1321(f), relating to: (i) OUs 2-5; (ii) Past EPA Response Costs and Past State Response Costs; (iii) Future Non-OU 1 Federal Costs and Future Non-OU 1 State Costs; and (iv) Natural Resource Damages. Except with respect to future liability, these covenants shall take effect upon the Effective Date. With respect to future liability, these covenants shall take effect upon Certification of RA Completion by EPA pursuant to ¶ 4.5 (Certification of RA Completion) of the SOW. These covenants are conditioned upon the satisfactory performance by Glatfelter of its obligations under this CD. These covenants extend only to Glatfelter and its Related Parties and do not extend to any other person.

b.By the State. Except as provided in ¶¶ 60, 61 (Plaintiffs’ Pre- and Post- Certification Reservations), and ¶¶ 63-65 (General Reservations of Rights and other reservations), the State covenants not to sue or to take administrative action against Glatfelter or its Related Parties pursuant to Section 107 of CERCLA 42 U.S.C. § 9607, Section 7002 of RCRA, 42 U.S.C. § 6972, Section 311(f) of the Clean Water Act, 33 U.S.C. § 1321(f), and Wisconsin statutory or common law, relating to: (i) OUs 2-5; (ii) Past EPA Response Costs and Past State Response Costs; (iii) Future Non-OU 1 Federal Costs and Future Non-OU 1 State Costs; and (iv) Natural Resource Damages. Except with respect to future liability, these covenants shall take effect upon the Effective Date. With respect to future liability, these covenants shall take effect upon Certification of RA Completion by EPA pursuant to ¶ 4.5 (Certification of RA Completion) of the SOW. These covenants are conditioned upon the satisfactory performance by Glatfelter of its obligations under this CD. These covenants extend only to Glatfelter and its Related Parties and do not extend to any other person.

59.Covenants for Georgia-Pacific

a.By the United States. Except as provided in ¶¶ 60, 61 (Plaintiffs’ Pre- and Post-Certification Reservations), and ¶¶ 63-65 (General Reservations of Rights and other reservations), the United States covenants not to sue or to take administrative action against Georgia-Pacific or its Related Parties pursuant to Sections 106 and 107 of CERCLA, 42 U.S.C.  §§ 9606 and 9607, Section 7003 of RCRA, 42 U.S.C. § 6973, and Section 311(f) of the Clean Water Act, 33 U.S.C. § 1321(f), relating to the Site (other than for Natural Resource Damages, which shall be governed by ¶ 78.a and the 2004 Fort James Consent Decree). Except with respect to future liability, these covenants shall take effect upon the Effective Date. With respect to future liability, these covenants shall take effect upon Certification of RA Completion by EPA pursuant to ¶ 4.5 (Certification of RA Completion) of the SOW. These covenants are conditioned upon the satisfactory performance by Georgia-Pacific of its obligations under this CD. These covenants extend only to Georgia-Pacific and its Related Parties and do not extend to any other person.

b.By the State. Except as provided in ¶¶ 60, 61 (Plaintiffs’ Pre- and Post- Certification Reservations), and ¶¶ 63-65 (General Reservations of Rights and other reservations), the State covenants not to sue or to take administrative action against Georgia- Pacific or its Related Parties pursuant to Section 107 of CERCLA 42 U.S.C. § 9607, Section 7002 of RCRA, 42 U.S.C. § 6972, Section 311(f) of the Clean Water Act, 33 U.S.C. § 1321(f), and Wisconsin statutory or common law, relating to: the Site (other than for Natural Resource Damages, which shall be governed by ¶ 78.a and the 2004 Fort James Consent Decree). Except with respect to future liability, these covenants shall take effect upon the Effective Date. With respect to future liability, these covenants shall take effect upon Certification of RA Completion by EPA pursuant to ¶ 4.5 (Certification of RA Completion) of the SOW. These covenants are conditioned upon the satisfactory performance by Georgia-Pacific of its obligations under this CD. These covenants extend only to Georgia-Pacific and its Related Parties and do not extend to any other person.

60.Plaintiffs’ Pre-Certification Reservations.

a.As to Glatfelter. Notwithstanding any other provision of this CD, the United States and the State reserve, and this CD is without prejudice to, the right to institute proceedings in this action or in a new action, and/or to issue an administrative order, seeking to compel Glatfelter to perform further response actions relating to OUs 2-5 and/or to pay the United States and the State for additional costs of response if, (a) prior to Certification of RA Completion, (1) conditions at the OUs 2-5, previously unknown to EPA, are discovered, or information, previously unknown to EPA, is received, in whole or in part, and (b) EPA determines that these previously unknown conditions or information together with any other relevant information indicates that the RA is not protective of human health or the environment.

b.As to Georgia-Pacific. Notwithstanding any other provision of this CD, the United States and the State reserve, and this CD is without prejudice to, the right to institute proceedings in this action or in a new action, and/or to issue an administrative order, seeking to compel Georgia-Pacific to perform further response actions relating to the Site and/or to pay the United States and the State for additional costs of response if, (a) prior to Certification of RA Completion, (1) conditions at the Site, previously unknown to EPA, are discovered, or (2) information, previously unknown to EPA, is received, in whole or in part, and (b) EPA determines that these previously unknown conditions or information together with any other relevant information indicates that the RA is not protective of human health or the environment.

61.Plaintiffs’ Post-Certification Reservations.

a.As to Glatfelter. Notwithstanding any other provision of this CD, the United States and the State reserve, and this CD is without prejudice to, the right to institute proceedings in this action or in a new action, and/or to issue an administrative order, seeking to compel SDs to perform further response actions relating to OUs 2-5 and/or to pay the United States and the State for additional costs of response if, (a) subsequent to Certification of RA Completion, (1) conditions at OUs 2-5, previously unknown to EPA, are discovered, or (2) information, previously unknown to EPA, is received, in whole or in part, and (b) EPA determines that these previously unknown conditions or this information together with other relevant information indicate that the RA is not protective of human health or the environment.

b.As to Georgia-Pacific. Notwithstanding any other provision of this CD, the United States and the State reserve, and this CD is without prejudice to, the right to institute proceedings in this action or in a new action, and/or to issue an administrative order, seeking to compel SDs to perform further response actions relating to the Site and/or to pay the United States and the State for additional costs of response if, (a) subsequent to Certification of RA Completion, (1) conditions at the Site, previously unknown to EPA, are discovered, or (2) information, previously unknown to EPA, is received, in whole or in part, and (b) EPA determines that these previously unknown conditions or this information together with other relevant information indicate that the RA is not protective of human health or the environment.

62.For purposes of ¶ 60 (Plaintiffs’ Pre-Certification Reservations), the information and the conditions known to EPA will include only that information and those conditions known to EPA as set forth in the Site Administrative Record and UAO Administrative Record (as indexed in Dkt. 474-2) and any other information received by EPA pursuant to the requirements of the UAO, the Phase 1 Consent Decree, or the 2004 Administrative Order on Consent for Remedial Design of Operable Units 2-5 (and the 2007 Amended Administrative Settlement Agreement and Order on Consent for Remedial Design of Operable Units 2-5) prior to the Date of Lodging. For purposes of ¶ 61 (Plaintiffs’ Post-Certification Reservations), the information and the conditions known to EPA shall include only that information and those conditions known to EPA as of the date of Certification of RA Completion and set forth in the Site Administrative

Record and the UAO Administrative Record (including any additions to the those administrative records after issuance of the RODs), or in any information received by EPA pursuant to the requirements of this CD, the UAO, the Phase 1 Consent Decree, or the RD AOC prior to Certification of RA Completion.

63.General Reservations of Rights. The United States and the State reserve, and this CD is without prejudice to, all rights against SDs and their Related Parties with respect to all matters not expressly included within Plaintiffs’ covenants. Notwithstanding any other provision of this CD, the United States and the State reserve all rights against SDs and their Related Parties with respect to:

a.liability for failure by SDs to meet a requirement of this CD;

b.liability arising from the past, present, or future disposal, release, or threat of release of Waste Material outside of the Site;

c.liability based on SDs’ future transportation, treatment, storage, discharge, or disposal, or arrangement for transportation, treatment, storage, discharge, or disposal of Waste Material at or in connection with the Site, other than as provided in the RODs, the Work, or otherwise ordered by EPA, after signature of this CD by SDs;

d.liability for damages for injury to, destruction of, or loss of natural resources resulting from releases or threatened releases of Waste Material outside of the Site;

e.criminal liability;

f.liability for violations of federal or state law that occur during or after implementation of the Work; and

g.liability, prior to achievement of Performance Standards, for additional response actions that EPA determines are necessary to achieve and maintain Performance Standards or to carry out and maintain the effectiveness of the remedy set forth in the ROD, but that cannot be required pursuant to ¶ 13 (Modification of SOW or Related Deliverables).

64.Plaintiffs’ Reservations Against Glatfelter for Unknown NRD Conditions and New NRD Information. Notwithstanding any other provision of this Consent Decree, the United States and the State reserve the right to institute proceedings against Glatfelter in this action or in a new action seeking recovery of Natural Resource Damages, based on: (1) conditions with respect to the Site, unknown to DOI and WDNR as of the Date of Lodging, that result in releases of hazardous substances that contribute to injury to, destruction of, or loss of Natural Resources (“Unknown NRD Conditions”), or (2) information received by DOI and WDNR after the Date of Lodging which indicates that the releases of hazardous substances at the Site have resulted in injury to, destruction of, or loss of Natural Resources of a type or future persistence that was unknown to the Trustees as of the date of lodging of this Consent Decree (“New NRD Information”). The following shall not be considered Unknown NRD Conditions or New NRD Information for the purpose of this Paragraph: (1) an increase solely in any trustee’s assessment of the magnitude of a known injury to, destruction of, or loss of Natural Resources at the Site; or (2) injury to, destruction of, or loss of Natural Resources at the Site arising from the re-exposure, resuspension, or migration of hazardous substances known to be present in the sediments of the Site. For the purpose of this Paragraph, the information and conditions known to the trustees shall include any information or conditions listed or identified in records relating to the Site that were in the possession or under the control of DOI or WDNR as of the Date of Lodging of this Consent Decree.

65.Additional Reservation for Hazardous Substances Other than PCBs. Notwithstanding any other provision in this Consent Decree, the United States and the State reserve, and this Consent Decree is without prejudice to, the right to institute proceedings against SDs in this action or in a new action or to issue an administrative order to SDs seeking to compel SDs to perform future response actions relating to the Site, seeking payment of future costs of response incurred by EPA or WDNR, and/or seeking Glatfelter’s payment of additional sums for Natural Resource Damages, to the extent that such response actions, response costs, or Natural Resource Damages relate to a hazardous substance (or hazardous substances) other than PCBs. The reservation in this Paragraph shall not be construed to require the SDs to perform or reimburse costs of the remedial action prescribed by the existing RODs for the Site.

66.Work Takeover.

a.In the event EPA determines that SDs: (1) have ceased implementation of any portion of the Work; (2) are seriously or repeatedly deficient or late in their performance of the Work; or (3) are implementing the Work in a manner that may cause an endangerment to human health or the environment, EPA may issue a written notice (“Work Takeover Notice”) to SDs. Any Work Takeover Notice issued by EPA will specify the grounds upon which such notice was issued and will provide SDs a period of 10 days within which to remedy the circumstances giving rise to EPA’s issuance of such notice.

b.If, after expiration of the 10-day notice period specified in ¶ 66.a, SDs have not remedied to EPA’s satisfaction the circumstances giving rise to EPA’s issuance of the relevant Work Takeover Notice, EPA may at any time thereafter assume the performance of all or any portion(s) of the Work as EPA deems necessary (“Work Takeover”). EPA will notify SDs in writing (which writing may be electronic) if EPA determines that implementation of a Work Takeover is warranted under this ¶ 66.b. Funding of Work Takeover costs is addressed under ¶ 22 (Access to Financial Assurance).

c.SDs may invoke the procedures set forth in ¶ 42 (Record Review), to dispute EPA’s implementation of a Work Takeover under ¶ 66.b. However, notwithstanding SDs’ invocation of such dispute resolution procedures, and during the pendency of any such dispute, EPA may in its sole discretion commence and continue a Work Takeover under ¶ 66.b until the earlier of (1) the date that SDs remedy, to EPA’s satisfaction, the circumstances giving rise to EPA’s issuance of the relevant Work Takeover Notice, or (2) the date that a final decision is rendered in accordance with ¶ 42 (Record Review) requiring EPA to terminate such Work Takeover.

67.Notwithstanding any other provision of this CD, the United States and the State retain all authority and reserve all rights to take any and all response actions authorized by law.

XV.	COVENANTS BY SDs

68.Covenants by SDs. Subject to the reservations in ¶ 70, SDs covenant not to sue and agree not to assert any claims or causes of action against the United States or the State with respect to the Site, and this CD, including, but not limited to:

a.any direct or indirect claim for reimbursement from the EPA Hazardous Substance Superfund through CERCLA §§ 106(b)(2), 107, 111, 112 or 113, or any other provision of law, regarding the Site or this CD;

b.any claims under CERCLA §§ 107 or 113, RCRA Section 7002(a), 42 U.S.C. § 6972(a), or state law regarding the Site or this CD; or

c.any claims arising out of response actions at or in connection with the Site, including any claim under the United States Constitution, the Wisconsin Constitution, the Tucker Act, 28 U.S.C. § 1491, the Equal Access to Justice Act, 28 U.S.C. § 2412, or at common law.

69.Except as provided in ¶¶ 72 (Waiver of Claims by SDs) and 77 (Res Judicata and Other Defenses), the covenants in this Section shall not apply if the United States or the State brings a cause of action or issues an order against SDs pursuant to any of the reservations in Section XIV (Covenants by Plaintiffs), other than in ¶¶ 63.a (claims for failure to meet a requirement of the CD), 63.e (criminal liability), and 63.f (violations of federal/state law during or after implementation of the Work), but only to the extent that the SDs’ claims arise from the same response action, response costs, or damages that the United States or the State is seeking pursuant to the applicable reservation.

70.SDs reserves, and this CD is without prejudice to, claims against the United States, subject to the provisions of Chapter 171 of Title 28 of the United States Code, and brought pursuant to any statute other than CERCLA or RCRA and for which the waiver of sovereign immunity is found in a statute other than CERCLA or RCRA, for money damages for injury or loss of property or personal injury or death caused by the negligent or wrongful act or omission of any employee of the United States, as that term is defined in 28 U.S.C. § 2671, while acting within the scope of his or her office or employment under circumstances where the United States, if a private person, would be liable to the claimant in accordance with the law of the place where the act or omission occurred. However, the foregoing shall not include any claim based on EPA’s selection of response actions, or the oversight or approval of SDs’ deliverables or activities.

71.Nothing in this CD shall be deemed to constitute approval or preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611, or 40 C.F.R. § 300.700(d).

72.Waiver of Claims by SDs.

a.Subject to the reservations in this ¶ 72, SDs waive, release, and agree not to assert any claims or causes of action (including but not limited to claims for contribution under CERCLA) that they may have for all matters relating to the release of PCBs to the Site against any other person who is a potentially responsible party under CERCLA at the Site. This waiver includes, but is not limited to, any asserted or unasserted claims or causes of action by SDs, whether in this action, the Whiting Case, or any future action related to the Site, for recovery of its Fox River Group costs based on contract law or any other theory of recovery.

b.The waiver in ¶ 72.a shall not apply to any claims that SDs may have against a Specified Defendant, including but not limited to any claim for Fox River Group costs, if a Specified Defendant pursues a claim of any type based on any theory relating to this Site against SDs.

c.The waiver in ¶ 72.a shall not apply to any claim that SDs may have against a Specified Defendant, including but not limited to any claim for Fox River Group costs, if a Specified Defendant is liable for Remaining RA Work or Interim Institutional Controls Work and fails to or perform any portion of such work in a manner that triggers a written demand and SDs’ obligation to pay such costs or perform such work pursuant to ¶ 6.d or 6.e(2).

d.The waiver in ¶ 72.a shall not apply to any claims that SDs may have as a result of the Plaintiffs’ exercising any rights against the SDs pursuant to ¶ 60, 61, or 63-65.

e.The waiver in ¶ 72.a shall not apply to any claims that SDs may have against their own insurance carriers or indemnitors.

f.The claim waivers in this ¶ 72 shall take effect upon the Effective Date, but are conditioned on this CD’s continued effectiveness. Nothing in this ¶ 72 is intended to diminish the contribution protection provided to the SDs by this CD or any other consent decree or administrative settlement agreement relating to this Site.

73.SDs agree not to seek judicial review of a final rule listing the Site on the NPL based on a claim that changed site conditions that resulted from performance of work under the UAO or the performance Work under this CD in any way affected the basis for listing the Site.

XVI.	EFFECT OF SETTLEMENT; CONTRIBUTION

74.Except as provided in ¶ 72 (Waiver of Claims by SDs) and the provisions concerning Settling Defendants’ Related Parties, nothing in this CD shall be construed to create any rights in, or grant any cause of action to, any person not a Party to this CD. Except as provided in Section XV (Covenants by SDs), each of the Parties expressly reserves any and all rights (including, but not limited to, pursuant to Section 113 of CERCLA, 42 U.S.C. § 9613), defenses, claims, demands, and causes of action that each Party may have with respect to any matter, transaction, or occurrence relating in any way to the Site against any person not a Party hereto. Nothing in this CD diminishes the right of the United States or the State, pursuant to

Section 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2)-(3), to pursue any such persons to obtain additional response costs or response action and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2).

75.The Parties agree, and by entering this CD this Court finds, that this CD constitutes a judicially-approved settlement pursuant to which each SDs and their Related Parties has, as of the Effective Date, resolved liability to the United States within the meaning of Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), and is entitled, as of the Effective Date, to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, or as may be otherwise provided by law, for the “matters addressed” in this CD.

a.For Glatfelter, the “matters addressed” in this CD are: (i) all response actions taken or to be taken and all response costs incurred or to be incurred, at or in connection with OUs 2-5, by the United States, the State, or any other person; (ii) Past EPA Response Costs and Past State Response Costs; (iii) Future Non-OU 1 Federal Costs and Future Non-OU 1 State Costs; and (iv) Natural Resource Damages. However, if the United States or the State exercises rights against Glatfelter under the reservations in Section XIV (Covenants by Plaintiffs), other than in ¶¶ 63.a (claims for failure to meet a requirement of the CD), 63.e (criminal liability), and 63.f (violations of federal/state law during or after implementation of the Work), the “matters addressed” in this CD will no longer include those particular response costs or response actions or natural resource damages that are within the scope of the exercised reservation.

b.For Georgia- Pacific, the “matters addressed” in this CD are all response actions taken or to be taken and all response costs incurred or to be incurred, at or in connection with the Site, by the United States, the State, or any other person. However, if the United States or the State exercises rights against Georgia-Pacific under the reservations in Section XIV (Covenants by Plaintiffs), other than in ¶¶ 63.a (claims for failure to meet a requirement of the CD), 63.e (criminal liability), and 63.f (violations of federal/state law during or after implementation of the Work), the “matters addressed” in this CD will no longer include those particular response costs or response actions that are within the scope of the exercised reservation.

76.The Parties further agree, and by entering this CD this Court finds, that the complaint filed by the United States and the State in this action is a civil action within the meaning of Section 113(f)(1) of CERCLA, 42 U.S.C. § 9613(f)(1), and that this CD constitutes a judicially-approved settlement pursuant to which SDs have, as of the Effective Date, resolved liability to the United States and the State within the meaning of Section 113(f)(3)(B) of CERCLA, 42 U.S.C. § 9613(f)(3)(B).

77.Res Judicata and Other Defenses. In any subsequent administrative or judicial proceeding initiated by the United States or the State for injunctive relief, recovery of response costs, or other appropriate relief relating to the Site, SDs shall not assert, and may not maintain, any defense or claim based upon the principles of waiver, res judicata, collateral estoppel, issue preclusion, claim-splitting, or other defenses based upon any contention that the claims raised by the United States or the State in the subsequent proceeding were or should have been brought in the instant case; provided, however, that nothing in this Paragraph affects the enforceability of the covenants not to sue set forth in Section XIV (Covenants by Plaintiffs).

XVII.	RELATIONSHIP TO OTHER SETTLEMENTS WITH SDs

78.As to Georgia-Pacific.

a.Georgia-Pacific’s commitments and resolution of liability for Natural Resource Damages shall continue to be governed by the 2004 Fort James Consent Decree.

b.This CD shall not be construed to modify, replace, or extinguish any commitments, requirements, rights, or obligations arising under the Plaintiffs’ prior settlements with Georgia-Pacific and its corporate predecessors, except as follows:

Sections XIV (Covenants By Plaintiffs), XV (Covenants By SDs), and XVI (Effect of Settlement; Contribution) of this CD shall supersede and replace Sections VII (Covenants Not to Sue By Plaintiffs),

VIII (Covenants By Settling Defendant), and XVI (Effect of Settlement/Contribution) of the 2011 Georgia-Pacific Consent Decree.

For the avoidance of doubt, this CD shall not be construed to modify, replace, or extinguish any other requirements, rights, or obligations arising under the 2011 Georgia-Pacific Consent Decree.

79.As to Glatfelter.

a.Glatfelter’s commitments and resolution of liability for OU 1 shall continue to be governed by the OU 1 Consent Decree.

b.This CD shall not be construed to modify, replace, or extinguish any commitments, requirements, rights, and obligations arising under the OU 1 Consent Decree.

XVIII.	ACCESS TO INFORMATION

80.SDs shall provide to EPA and the State, upon request, copies of all records, reports, documents, and other information (including records, reports, documents, and other information in electronic form) (hereinafter referred to as “Records”) within SDs’ possession or control or that of its contractors or agents relating to activities at the Site or to the implementation of this CD, including, but not limited to, sampling, analysis, chain of custody records, manifests, trucking logs, receipts, reports, sample traffic routing, correspondence, or other documents or information regarding the Work. SDs shall also make available to EPA and the State, for purposes of investigation, information gathering, or testimony, its employees, agents, or representatives with knowledge of relevant facts concerning the performance of the Work.

81.Privileged and Protected Claims.

a.SDs may assert that all or part of a Record requested by Plaintiffs is privileged or protected as provided under federal law, in lieu of providing the Record, provided SDs comply with ¶ 81.b, and except as provided in ¶ 81.c.

b.If SDs assert a claim of privilege or protection, SDs shall provide Plaintiffs with the following information regarding such Record: its title; its date; the name, title, affiliation (e.g., company or firm), and address of the author, of each addressee, and of each recipient; a description of the Record’s contents; and the privilege or protection asserted. If a claim of privilege or protection applies only to a portion of a Record, SDs shall provide the Record to Plaintiffs in redacted form to mask the privileged or protected portion only. SDs shall retain all Records that they claim to be privileged or protected until Plaintiffs have had a reasonable opportunity to dispute the privilege or protection claim and any such dispute has been resolved in the SDs’ favor.

c.SDs may make no claim of privilege or protection regarding: (1) any data regarding the Site, including, but not limited to, all sampling, analytical, monitoring, hydrogeologic, scientific, chemical, radiological or engineering data, or the portion of any other Record that evidences conditions at or around the Site; or (2) the portion of any Record that SDs are required to create or generate pursuant to this CD.

82.Business Confidential Claims. SDs may assert that all or part of a Record provided to Plaintiffs under this Section or Section XIX (Retention of Records) is business confidential to the extent permitted by and in accordance with Section 104(e)(7) of CERCLA, 42 U.S.C. § 9604(e)(7), and 40 C.F.R. § 2.203(b). SDs shall segregate and clearly identify all Records or parts thereof submitted under this CD for which SDs assert business confidentiality claims. Records that SDs claim to be confidential business information will be afforded the protection specified in 40 C.F.R. Part 2, Subpart B. If no claim of confidentiality accompanies Records when they are submitted to EPA and the State, or if EPA has notified SDs that the Records are not confidential under the standards of Section 104(e)(7) of CERCLA or 40 C.F.R. Part 2, Subpart B, the public may be given access to such Records without further notice to SDs.

83.If relevant to the proceeding, the Parties agree that validated sampling or monitoring data generated in accordance with the SOW and reviewed and approved by EPA shall be admissible as evidence, without objection, in any proceeding under this CD.

84.Notwithstanding any provision of this CD, Plaintiffs retain all of their information gathering and inspection authorities and rights, including enforcement actions related thereto, under CERCLA, RCRA, and any other applicable statutes or regulations.

XIX.	RETENTION OF RECORDS

85.Until 10 years after EPA’s Certification of Work Completion under ¶ 4.8 (Certification of Work Completion) of the SOW, SDs shall preserve and retain all non-identical copies of Records (including Records in electronic form) now in its possession or control or that come into its possession or control that relate in any manner to its liability under CERCLA with respect to the Site. SDs must also retain, and instruct its contractors and agents to preserve, for the same period of time specified above all non-identical copies of the last draft or final version of any Records (including Records in electronic form) now in its possession or control or that come into its possession or control that relate in any manner to the performance of the Work, provided, however, that SDs (and their contractors and agents) must retain, in addition, copies of all data generated during the performance of the Work and not contained in the aforementioned Records required to be retained. Each of the above record retention requirements shall apply regardless of any corporate retention policy to the contrary.

86.At the conclusion of this record retention period, SDs shall notify the United States and the State at least 90 days prior to the destruction of any such Records, and, upon request by the United States or the State, and except as provided in ¶ 81 (Privileged and Protected Claims), SDs shall deliver any such Records to EPA or the State.

87.Each Settling Defendant certifies individually that, to the best of its knowledge and belief, after thorough inquiry, it has not altered, mutilated, discarded, destroyed, or otherwise disposed of any Records (other than identical copies) relating to its potential liability regarding the Site since notification of potential liability by the United States or the State and that it has fully complied with any and all requests for information regarding the Site by the United States and the State pursuant to Sections 104(e) and 122(e)(3)(B) of CERCLA, 42 U.S.C. §§ 9604(e) and 9622(e)(3)(B), and Section 3007 of RCRA, 42 U.S.C. § 6927, and state law.

XX.	NOTICES AND SUBMISSIONS

88.All approvals, consents, deliverables, modifications, notices, notifications, objections, proposals, reports, and requests specified in this CD must be in writing unless otherwise specified. Whenever, under this CD, notice is required to be given, or a report or other document is required to be sent, by one Party to another, it must be directed to the person(s) specified below at the address(es) specified below. Any Party may change the person and/or address applicable to it by providing notice of such change to all Parties. All notices under this Section are effective upon receipt, unless otherwise specified. Notices required to be sent to EPA, and not to the United States, should not be sent to the DOJ. Except as otherwise provided, notice to a Party by email (if that option is provided below) or by regular mail in accordance with this Section satisfies any notice requirement of the CD regarding such Party.

As to the United States:EES Case Management Unit

U.S. Department of Justice

Environment and Natural Resources Division

P.O. Box 7611

Washington, D.C. 20044-7611 eescdcopy.enrd@usdoj.gov
Re: DJ # 90-11-2-1045/3

As to EPA:Superfund Division Director

U.S. Environmental Protection Agency, Region 5 77 West Jackson Blvd. (SR-6J)

Chicago, IL 60604-3590

and:Pablo Valentin

EPA Project Coordinator

U.S. Environmental Protection Agency, Region 5 77 West Jackson Blvd. (SR-6J)

Chicago, IL 60604-3590 valentin.pablo@epa.gov

As to the EPA Regional FinancialChief, Program Accounting and Analysis Section

Management Officer:U.S. Environmental Protection Agency, Region 5

77 West Jackson Blvd. (MF-10J)

Chicago, IL 60604-3590

As to EPA Cincinnati Finance EPA Cincinnati Finance Center
Center:26 W. Martin Luther King Drive

Cincinnati, Ohio 45268
cinwd_acctsreceivable@epa.gov

As to the State:Beth Olson

State Project Coordinator

Wisconsin Department of Natural Resources
2984 Shawano Ave.

Green Bay, WI 543136727
beth.olson@wisconsin.gov

andLorraine C. Stoltzfus

Assistant Attorneys General
Wisconsin Department of Justice

P.O. Box 7857

Madison, WI 53707-7857
stoltzfuslc@doj.state.wi.us

As to Glatfelter:Kent K. Matsumoto

Vice-President, General Counsel and Secretary

P. H. Glatfelter Company

96 South George Street, Suite 500

York, PA 17401-1434

andDavid G. Mandelbaum

Greenberg Traurig, LLP
1717 Arch Street, Suite 400
Philadelphia, PA 19103

As to Georgia-Pacific:J. Michael Davis

Assistant General Counsel – Environmental
Georgia-Pacific LLC

133 Peachtree Street, NE
Atlanta, GA 30303

andJohn N. Hanson

Beveridge & Diamond, P.C.
1350 I Street, NW – Suite 700
Washington, DC 20005

XXI.	RETENTION OF JURISDICTION

89.This Court retains jurisdiction over both the subject matter of this CD and SDs for the duration of the performance of the terms and provisions of this CD for the purpose of enabling any of the Parties to apply to the Court at any time for such further order, direction, and relief as may be necessary or appropriate for the construction or modification of this CD, or to effectuate or enforce compliance with its terms, or to resolve disputes in accordance with Section XII (Dispute Resolution).

XXII.	APPENDICES

90.The following appendices are incorporated into this CD:

Appendix	Document Reference	Description
Appendix 1	Attachment 1 to this CD	Map of the Site
Appendix 2	Attachment 2 to this CD	Map depicting the dividing line between Upper OU 4 and Lower OU 4
Appendix 3	Attachment 3 to this CD	Map depicting certain monitoring areas that overlap Upper OU 4 and Lower OU 4
Appendix 4	Attachment 4 to this CD	Future GFP Payments and Declining Balances
Appendix 5	Attachment 5 to this CD	Statement of Work
Appendix 6	Dkt. 439-12	December 2002 Record of Decision for OUs 1 and 2
Appendix 7	Dkt. 404-2	June 2003 Record of Decision for OUs 3-5
Appendix 8	Dkt. 276-6	June 2007 Record of Decision Amendment for OU 2 (Deposit DD), OU 3, OU 4, and OU 5 (River Mouth)
Appendix 9	Dkt. 439-18	June 2008 Record of Decision Amendment for OU 1 (Dkt. 439-18);
Appendix 10	Dkt. 404-4	February 2010 Explanation of Significant Differences for OU 2, OU 3, OU 4, and OU 5 (River Mouth)
Appendix 11	Dkt. 439-10	June 2012 Memorandum to File regarding Minor Change to Selected Remedy
Appendix 12	2012 Tr. Ex. 2000-2014	100% Design (including its Appendices)
Appendix 13	Dkt. 1056-1	UAO (including UAO Statements of Work)

XXIII.	MODIFICATION

91.Except as provided in ¶ 13 (Modification of SOW or Related Deliverables) and ¶ 92, material modifications to this CD, including the SOW, shall be in writing, signed by the United States and SDs, and shall be effective upon approval by the Court. Except as provided in ¶ 13 and ¶ 92, non-material modifications to this CD, including the SOW, shall be in writing and shall be effective when signed by duly authorized representatives of the United States and SDs. All modifications to the CD, other than the SOW, also shall be signed by the State, or a duly authorized representative of the State, as appropriate. A modification to the SOW shall be considered material if it implements an amendment to the RODs that fundamentally alters the basic features of the selected remedy within the meaning of 40 C.F.R. § 300.435(c)(2)(ii). Before providing its approval to any modification to the SOW, the United States will provide the State with a reasonable opportunity to review and comment on the proposed modification.

92.Any modification that does not affect the obligations of or the protections afforded to one Settling Defendant may be executed without the signature of that Settling Defendant.

93.Nothing in this CD shall be deemed to alter the Court’s power to enforce, supervise, or approve modifications to this CD.

XXIV.	LODGING AND OPPORTUNITY FOR PUBLIC COMMENT

94.This CD shall be lodged with the Court for at least 30 days for public notice and comment in accordance with Section 122(d)(2) of CERCLA, 42 U.S.C. § 9622(d)(2), and 28 C.F.R. § 50.7. The United States reserves the right to withdraw or withhold its consent if the comments regarding the CD disclose facts or considerations that indicate that the CD is inappropriate, improper, or inadequate. SDs consent to the entry of this CD without further notice.

95.If for any reason the Court should decline to approve this CD in the form presented, this agreement is voidable at the sole discretion of any Party and the terms of the agreement may not be used as evidence in any litigation between the Parties.

XXV.	SIGNATORIES/SERVICE/EFFECTIVENESS

96.Each undersigned representative of a Settling Defendant under this CD, the undersigned delegated official within the Environment and Natural Resources Division of the Department of Justice, and each undersigned representative of the State certifies that he or she is fully authorized to enter into the terms and conditions of this CD and to execute and legally bind such Party to this document.

97.Each Settling Defendant agrees not to oppose entry of this CD by this Court or to challenge any provision of this CD unless the United States has notified SDs in writing that it no longer supports entry of the CD.

98.Each Settling Defendant shall identify, on the attached signature page, the name, address, and telephone number of an agent who is authorized to accept service of process by mail on behalf of that Party with respect to all matters arising under or relating to this CD. SDs agree to accept service in that manner and to waive the formal service requirements set forth in Rule 4 of the Federal Rules of Civil Procedure and any applicable local rules of this Court, including, but not limited to, service of a summons.

99.The Effective Date of this CD shall be the date upon which the approval of this CD is recorded on the Court’s docket; provided, however, that SDs hereby stipulate and agree that they shall be bound upon the Date of Lodging to comply with obligations of SDs specified in this CD that arise before the date upon which this CD is entered by the Court. The Parties to this CD understand and expect that Work under this CD, including RA Work, needs to commence and continue before and through the CD’s Effective Date. The United States contends that the continuation of that Work is not only required by this CD, but also by the UAO. In the event the United States withdraws or withholds consent to the Consent Decree before entry, or the Court declines to enter the Consent Decree, then the preceding requirement to comply with requirements of the Consent Decree upon the Date of Lodging shall terminate.

XXVI.	FINAL JUDGMENT

100.This CD and its appendices constitute the final, complete, and exclusive agreement and understanding among the Parties regarding the settlement embodied in the CD. The Parties acknowledge that there are no representations, agreements, or understandings relating to this settlement other than those expressly contained in this CD.

101.Upon entry of this CD by the Court, this CD shall constitute a final judgment between and among the United States, the State, and SDs. The Court finds that there is no just reason for delay and therefore enters this judgment as a final judgment under Fed. R. Civ. P. 54 and 58.

SO ORDERED THIS   14th   DAY OF March, 2019.

  s/William C. Griesbach

WILLIAM C. GRIESBACH, Chief Judge

United States District Court – WIED

Signature Page for Consent Decree with P. H. Glatfelter Company and Georgia-Pacific
Consumer Products LP regarding the Lower Fox River and Green Bay Superfund Site

FOR THE UNITED STATES OF AMERICA:

Signature Page for Consent Decree with P. H. Glatfelter Company and Georgia-Pacific
Consumer Products LP regarding the Lower Fox River and Green Bay Superfund Site

Signature Page for Consent Decree with P. H. Glatfelter Company and Georgia-Pacific
Consumer Products LP regarding the Lower Fox River and Green Bay Superfund Site

FOR THE STATE OF WISCONSIN:

Signature Page for Consent Decree with P. H. Glatfelter Company and Georgia-Pacific
Consumer Products LP regarding the Lower Fox River and Green Bay Superfund Site

FOR P. H. GLATFELTER COMPANY:

Signature Page for Consent Decree with P. H. Glatfelter Company and Georgia-Pacific
Consumer Products LP regarding the Lower Fox River and Green Bay Superfund Site

FOR GEORGIA-PACIFIC
CONSUMER PRODUCTS LP:

Consent Decree Appendix 1:  Map of the Lower Fox River and Green Bay Superfund Site

Consent Decree Appendix 2:  Map Depicting Dividing Line Between Upper OU 4 and Lower OU 4

Upper OU 4
Lower OU 4
ANCHOR QEA
TETRA TECH EC, INC.
DRAFT

Consent Decree Appendix 3:  Map Depicting Certain Monitoring Areas that Overlap Upper OU 4 and Lower OU 4

Consent Decree Appendix 4: Future GFP Payments and Declining Balances

GFP Contract Payment Event		Date	Future GFP Payment Amount Due	Declining Balance Due on GFP Contract
Year	2	12/15/2019	$52,000	$10,880,000
1st Five Year Review		1/15/2020	$1,300,000	$10,828,000
Year	3	12/15/2020	$354,000	$9,528,000
Year	4	12/15/2021	$456,000	$9,174,000
Year	5	12/15/2022	$58,000	$8,718,000
Year	6	12/15/2023	$60,000	$8,660,000
Year	7	12/15/2024	$62,000	$8,600,000
2nd Five Year Review		1/15/2025	$1,390,000	$8,538,000
Year	8	12/15/2025	$64,000	$7,148,000
Year	9	12/15/2026	$66,000	$7,084,000
Year	10	12/15/2027	$468,000	$7,018,000
Year	11	12/15/2028	$70,000	$6,550,000
Year	12	12/15/2029	$72,000	$6,480,000
3rd Five Year Review		1/15/2030	$1,610,000	$6,408,000
Year	13	12/15/2030	$74,000	$4,798,000
Year	14	12/15/2031	$76,000	$4,724,000
Year	15	12/15/2032	$78,000	$4,648,000
Year	16	12/15/2033	$80,000	$4,570,000
Year	17	12/15/2034	$82,000	$4,490,000
4th Five Year Review		1/15/2035	$1,670,000	$4,408,000
Year	18	12/15/2035	$84,000	$2,738,000
Year	19	12/15/2036	$87,000	$2,654,000
Year	20	12/15/2037	$90,000	$2,567,000
Year	21	12/15/2038	$93,000	$2,477,000
Year	22	12/15/2039	$96,000	$2,384,000
5th Five Year Review		1/15/2040	$1,200,000	$2,288,000
Year	23	12/15/2040	$99,000	$1,088,000
Year	24	12/15/2041	$102,000	$989,000
Year	25	12/15/2042	$105,000	$887,000
Year	26	12/15/2043	$108,000	$782,000
Year	27	12/15/2044	$111,000	$674,000
Year	28	12/15/2045	$114,000	$563,000
Year	29	12/15/2046	$117,000	$449,000
Year	30	12/15/2047	$332,000	$332,000

Consent Decree Appendix 5:  Statement of Work

CONSENT DECREE

STATEMENT OF WORK

OPERABLE UNITS 2-5

LOWER FOX RIVER AND GREEN BAY SUPERFUND SITE

EPA Region 5

and the

Wisconsin Department of Natural Resources

TABLE OF CONTENTS

1INTRODUCTION1

2.COMMUNITY INVOLVEMENT2

3.REMEDIAL DESIGN3

4.REMEDIAL ACTION3

5.REPORTING9

6.PRIOR SUBMITTALS AND OTHER DELIVERABLES9

7.REFERENCES12

1.INTRODUCTION

1.1

Purpose of the SOW. This Statement of Work (“SOW”) sets forth the procedures and requirements for implementing the Work by P.H. Glatfelter Company and Georgia- Pacific Consumer Products LP (“Settling Defendants” or “SDs,” as defined in the accompanying Consent Decree).

1.2	Structure of the SOW.
•	Section 2 (Community Involvement) sets forth the Response Agencies’ and SDs’ responsibilities for community involvement.
•	Section 3 (Remedial Design) sets forth the process for developing the Remedial Design, which includes the submission of specified primary deliverables.
•	Section 4 (Remedial Action) sets forth requirements regarding the completion of the RA, including primary deliverables related to completion of the RA.
•	Section 5 (Reporting) sets forth SDs’ reporting obligations.
•

Section 6 (Prior Submittals and Other Deliverables) describes the content of the supporting deliverables and the general requirements regarding SDs’ submission of, and the Response Agencies’ review of, approval of, comment on, and/or modification of, the deliverables.

•	Section 7 (References) provides a list of references, including URLs.
1.3

The Scope of the Remedy. The Scope of the Remedy includes the actions described in:
(i) Section XI of the June 2007 Record of Decision Amendment for Operable Unit 2 (Deposit DD), Operable Unit 3, Operable Unit 4, and Operable Unit 5 (River Mouth) (Dkt. 276-6); and (ii) Sections IV and V of the February 2010 Explanation of Significant Differences for Operable Unit 2, Operable Unit 3, Operable Unit 4, and Operable Unit 5 (River Mouth) (Dkt. 404-4), including:

(a)

remediating sediment in OU 2 (Deposit DD), OU 3, OU 4, and OU 5 (River mouth area) with PCB concentrations greater than the 1.0 ppm remedial action level (“RAL”) or achieving a surface weighted average concentration (“SWAC”) as follows after addressing such sediment either by the primary remedial approach (sediment removal by dredging) or by one of the alternate remedial approaches (engineered cap or sand cover) if the eligibility criteria specified by the RODs will be met;

For OU 3 (including Deposit DD in OU 2)	0.28 ppm SWAC
For OU 4 (including the River mouth area of OU 5)	0.25 ppm SWAC
(b)	dewatering of the sediment that is removed;
(c)	treatment of the water collected during the dewatering process;
(d)	off-Site disposal of the removed sediment after dewatering;

1

(e)	demobilization and site restoration;
(f)	Long-Term Monitoring and Maintenance activities in OUs 2-5 (including cap maintenance); and
(g)	Institutional Controls for OUs 2-5.
1.4

The terms used in this SOW that are defined in CERCLA, in regulations promulgated under CERCLA, or in the Consent Decree (“CD”), have the meanings assigned to them in CERCLA, in such regulations, or in the CD, except that the term “Paragraph” or “¶” means a paragraph of the SOW, and the term “Section” means a section of the SOW, unless otherwise stated.

2.COMMUNITY INVOLVEMENT

2.1	Community Involvement Responsibilities
(a)

In April 2005, the Response Agencies issued a Revised Community Involvement Plan (“CIP”) for the Site. Pursuant to 40 C.F.R. § 300.435(c), EPA shall review the existing CIP and determine whether it should be revised to describe further public involvement activities during the Work that are not already addressed or provided for in the existing CIP.

(b)

If requested by the Response Agencies, SDs shall participate in community involvement activities, including participation in (1) the preparation of information regarding the Work for dissemination to the public, with consideration given to including mass media and/or Internet notification, and public meetings that may be held or sponsored by the Response Agencies to explain activities at or relating to the Site. SDs’ support of the Response Agencies’ community involvement activities may include providing online access to initial submissions and updates of deliverables to community groups identified by the Response Agencies. All community involvement activities conducted by SDs at the Response Agencies’ request are subject to the Response Agencies’ oversight. The Response Agencies have already established community information repositories near the Site.

(c)

SDs’ CI Coordinator. If requested by the Response Agencies, SDs shall, within 21 days, designate and notify the Response Agencies of their Community Involvement Coordinator (“SDs’ CI Coordinator”). SDs may hire a contractor for this purpose. SDs’ notice must include the name, title, and qualifications of the SDs’ CI Coordinator. SDs’ CI Coordinator is responsible for providing support regarding the Response Agencies’ community involvement activities, including coordinating with the Response Agencies’ CI Coordinators regarding responses to the public’s inquiries about the Site.

2

3.REMEDIAL DESIGN

3.1	100% Design. The Response Agencies approved the 100% Design in October 2012.
3.2

Remedial Design Refinements. Since approval of the 100% Design, refinements have been made to the Remedial Design through annual remedial action work plans approved by the Response Agencies under the UAO. Additional refinements to the Remedial Design shall be included in the RA Work Plan covering the remaining RA Work. If requested by the Response Agencies, SDs shall finalize the Remedial Design through the RA Work Plan approved by the Response Agencies pursuant to the UAO, the CD, and this SOW, and through any other Remedial Design refinements approved by the Response Agencies.

4.REMEDIAL ACTION

4.1

RA Work Plan. As provided by CD ¶6, SDs shall perform any aspect of the Remaining RA Work in response to a written demand by EPA (sent after a reasonable opportunity for review and comments by the State). After receipt of any such written demand by EPA, and at the request of the Response Agencies, SDs shall prepare additional or supplemental RA Work Plans for the Remaining RA Work. Any such RA Work shall follow the same general format and cover the same general topics as prior remedial action work plans approved by the Response Agencies under the UAO, with comparable detail, and shall include, at a minimum:

(a)	A schedule and sequence of activities for the Remaining RA Work;
(b)	A list of areas to be dredged during the Remaining RA Work, with an estimated dredge volume and an engineering design drawing for each dredge area;
(c)

A list of areas to be covered with engineered sediment containment caps during the Remaining RA Work, with an acreage estimate, a description of the cap type, a supporting Technical Memorandum required by the 100% Design, and an engineering design drawing for each cap area;

(d)	A list of areas to be covered with a remedy sand cover during the Remaining RA Work, with an acreage estimate for each area;
(e)	A list of areas to be covered with a residual sand cover during the Remaining RA Work, with an acreage estimate for each area;
(f)	A general plan for any further sediment sampling and analysis to delineate the nature and extent of contamination; and
(g)	Plans for mobilization and demobilization.

As in previous annual RA Work Plans pursuant to the UAO, the engineered drawings in future RA Work Plans shall generally be two-dimensional drawings; however, the

3

Response Agencies may request three-dimensional presentations of particular areas as appropriate.

4.2	Meetings and Inspections
(a)

Periodic Meetings. If requested by the Response Agencies during the Remaining RA Work, SDs’ representatives shall meet regularly in person or telephonically with the Response Agencies, and others as directed or determined by the Response Agencies, to discuss RD/RA issues. SDs shall distribute an agenda and list of attendees to all Parties prior to each meeting. SDs shall prepare minutes of the meetings and shall distribute the minutes to all Parties.

(b)	Inspections
(1)

The Response Agencies’ Agencies/Oversight Team (“A/OT”) shall have an on-site presence during the Remaining RA Work, and representatives of the Response Agencies shall conduct periodic inspections of the RA Work. At the Response Agencies’ request, the Supervising Contractor or other designee shall accompany the Response Agencies’ representatives during inspections.

(2)

If requested by the Response Agencies during the Remaining RA Work, the SDs shall provide adequately sized and equipped on-site office/meeting space for A/OT personnel to perform their oversight duties.

(3)

Upon notification by the Response Agencies of any deficiencies in the RA Work, SDs shall take all necessary steps to correct the deficiencies and/or bring the RA Work into compliance with the Remedial Design, any approved design changes, and/or the approved RA Work Plan. If applicable, SDs shall comply with any schedule provided by the Response Agencies in their notice of deficiency.

4.3	Emergency Response and Reporting
(a)

Emergency Response and Reporting. If any event occurs during SDs’ performance of the Work that causes or threatens to cause a release of Waste Material on, at, or from the Site and that either constitutes an emergency situation or that may present an immediate threat to public health or welfare or the environment, SDs shall: (1) immediately take all appropriate action to prevent, abate, or minimize such release or threat of release; (2) immediately notify the authorized EPA and WDNR officers (as specified in ¶ 4.3(c)) orally; and (3) take such actions in consultation with the authorized EPA and WDNR officers and in accordance with all applicable provisions of the Health and Safety Plan, the Emergency Response Plan, and any other deliverable approved by the Response Agencies under the SOW.

(b)	Release Reporting. Upon the occurrence of any event during performance of the Work that SDs are required to report pursuant to Section 103 of CERCLA,

4

42 U.S.C. § 9603, or Section 304 of the Emergency Planning and Community Right-to-know Act (“EPCRA”), 42 U.S.C. § 11004, SDs shall immediately notify the authorized EPA and WDNR officers orally (and then provide follow-up written notice within 24 hours of the incident).

(c)

The “authorized EPA officer” for purposes of immediate oral notifications and consultations under ¶ 4.3(a) and ¶ 4.3(b) is the EPA Project Coordinator or the EPA Region 5 Emergency Response Branch (if the EPA Project Coordinator is unavailable). The “authorized WDNR officer” for purposes of immediate oral notifications and consultations under ¶ 4.3(a) and ¶ 4.3(b) is the WDNR Project Coordinator

(d)

For any event covered by ¶ 4.3(a) and ¶ 4.3(b), SDs shall: (1) within 14 days after the onset of such event, submit a report to the Response Agencies describing the actions or events that occurred and the measures taken, and to be taken, in response thereto; and (2) within 30 days after the conclusion of such event, submit a report to the Response Agencies describing all actions taken in response to such event.

(e)	The reporting requirements under ¶ 4.3 are in addition to the reporting required by CERCLA § 103 or EPCRA § 304.
4.4	Off-Site Shipments
(a)

SDs may ship hazardous substances, pollutants, and contaminants from the Site to an off-Site facility only if they comply with Section 121(d)(3) of CERCLA, 42 U.S.C. § 9621(d)(3), and 40 C.F.R. § 300.440. Compliance with CERCLA § 121(d)(3) and 40 C.F.R. § 300.440 has been achieved by shipping sediment removed from the Site to the Hickory Meadows Landfill operated by Advanced Disposal Services in the town of Chilton in Calumet County, Wisconsin, the Ridgeview Landfill operated by Waste Management in Manitowoc County, Wisconsin, or the Wayne Disposal treatment and disposal facility in Belleville, Michigan. SDs will be deemed to be in compliance with CERCLA § 121(d)(3) and 40 C.F.R. § 300.440 regarding a shipment to an alternate facility if SDs obtain a prior determination from EPA that the proposed receiving facility for such shipment is acceptable under the criteria of 40 C.F.R. § 300.440(b). The requirements of this ¶ 4.4(a) do not apply to shipments of separated sand for beneficial use, in accordance with “low-hazard exemptions” issued by WDNR.

(b)

SDs may ship Waste Material from the Site to an out-of-state waste management facility only if, prior to any shipment, SDs provide notice to the appropriate state environmental official in the receiving facility’s state and to the EPA and WDNR Project Coordinators. This notice requirement will not apply to any off-Site shipments when the total quantity of all such shipments does not exceed 10 cubic yards. The notice must include the following information, if available: (1) the name and location of the receiving facility; (2) the type and quantity of Waste Material to be shipped; (3) the schedule for the shipment; and (4) the method of

5

transportation. SDs also shall notify the state environmental official referenced above and the EPA and WDNR Project Coordinators of any major changes in the shipment plan, such as a decision to ship the Waste Material to a different out-of- state facility. SDs shall provide the notice before the Waste Material is shipped.

(c)

SDs may ship Investigation Derived Waste (“IDW”) from the Site to an off-Site facility only if they comply with Section 121(d)(3) of CERCLA, 42 U.S.C. § 9621(d)(3), 40 C.F.R. § 300.440, EPA’s Guide to Management of Investigation Derived Waste, OSWER 9345.3-03FS (Jan. 1992), and any IDW-specific requirements contained in the RODs. Wastes shipped off-Site to a laboratory for characterization, and RCRA hazardous wastes that meet the requirements for an exemption from RCRA under 40 CFR § 261.4(e) shipped off-site for treatability studies, are not subject to 40 C.F.R. § 300.440.

4.5	Certification of RA Completion
(a)

The “RA Work” comprises the following response activities in Operable Units 2- 5 that the RODs and the Remedial Design require for construction of the RA: (i) sediment removal by dredging; (ii) sediment containment by installation of engineered caps; (iii) placement of remedy sand covers and residual sand covers; (ii) all associated activities, including dewatering and disposal of dredged sediment, water treatment, and demobilization; and (v) any additional steps required to ensure completion of the RA such that the Performance Standards are achieved.

(b)

The RA Work in an OU will be deemed complete if the 1.0 ppm PCB RAL Performance Standard has been met throughout the OU. If the RAL Performance Standard has not been met after employing the primary remedial approach (sediment removal by dredging) and/or the alternate remedial approaches (such as capping and sand covering) throughout the OU, then the RA Work will be deemed complete if the SWAC for PCBs in the sediment, as determined by the Response Agencies, meets the following SWAC goals for the OU:

For OU 3 (including Deposit DD in OU 2)0.28 ppm SWAC

For OU 4 (including the River mouth area of OU 5)0.25 ppm SWAC

The construction of the RA will not be deemed complete based on the SWAC goal unless and until all sediment exceeding the RAL has been remediated using the primary remedial approach and/or the alternate remedial approaches. See 2007 Record of Decision Amendment for OUs 2-5, § XI.B. (Dkt 276-6)

(c)

RA Completion Inspection. The RA is “Complete” for purposes of this ¶ 4.5 when it has been fully performed and the Performance Standards have been achieved. If requested by the Response Agencies, SDs shall schedule an inspection for the purpose of obtaining EPA’s Certification of RA Completion (and any re-inspection that may be needed after completion of any additional

6

Work needed for Certification of RA Completion). Any such inspection must be attended by representatives of SDs and the Response Agencies.
(d)

RA Report. If requested by the Response Agencies following an inspection, SDs shall submit a RA Report to the Response Agencies requesting EPA’s Certification of RA Completion. The report must: (1) include certifications by a registered professional engineer and by SDs’ Project Coordinator that the RA is complete; (2) include as-built drawings signed and stamped by a registered professional engineer; (3) be prepared in accordance with Chapter 2 (Remedial Action Completion) of EPA’s Close Out Procedures for NPL Sites guidance (May 2011); (4) contain post-dredge sediment sampling data to demonstrate that Performance Standards have been achieved; and (5) be certified in accordance with ¶ 6.5 (Certification).

(e)

If EPA (after a reasonable opportunity for review and comment by the State) concludes that the RA is not Complete after receipt of an RA Report from the SDs, EPA shall so notify SDs and the State. EPA’s notice must include a description of any deficiencies. EPA’s notice may include a schedule for addressing such deficiencies or may require SDs to submit a schedule for EPA approval. SDs shall perform all activities described in the notice in accordance with the schedule.

(f)

If EPA (after a reasonable opportunity for review and comment by the State) concludes, based on the initial or any subsequent RA Report by the SDs requesting Certification of RA Completion, that the RA is Complete, EPA shall so certify to SDs (with notice to the State). This certification will constitute the Certification of RA Completion for purposes of the CD, including Section XIV of the CD (Covenants by Plaintiffs).

4.6	Institutional Controls Work, Case Closure, and Long-Term Monitoring and Maintenance Work.
(a)

As provided by CD ¶6, SDs shall perform any aspect of the Interim Institutional Controls Work required by the ICIAP in response to a written demand by EPA (sent after a reasonable opportunity for review and comments by the State). If requested by the Response Agencies, this shall include coordinating and cooperating with other parties to finalize the memoranda of agreement described in the ICIAP.

(b)	As provided by CD ¶6, SDs shall perform all Post-RA Institutional Controls Work required by the ICIAP.
(c)

In connection with the RA completion requirements in ¶ 4.5, and if requested by the Response Agencies, SDs shall supply GIS Registry information and associated maps, as well as all other readily available information requested by WDNR, to support a subsequent completion of WDNR Case Closure – GIS

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Registry form 4400-202 (or any replacement form developed by WDNR pursuant to Wis. Stat. ch. 292 and Wis. Admin. Code Chs. NR 725-26).
(d)

SDs shall prepare and submit a completed WDNR Case Closure - GIS Registry form 4400-202 (or any replacement form developed by WDNR pursuant to Wis. Stat. ch. 292 and Wis. Admin. Code Chs. NR 725-26) as part of the Post-RA Institutional Controls Work.

(e)	As provided by CD ¶6, SDs shall perform all Long-Term Monitoring Work.
4.7

Periodic Review Support Plan (PRSP). SDs shall submit a PRSP for EPA approval. The PRSP addresses the studies and investigations that SDs shall conduct to support EPA’s reviews of whether the RA is protective of human health and the environment in accordance with Section 121(c) of CERCLA, 42 U.S.C. § 9621(c) (also known as “Five- year Reviews”). SDs shall develop the plan in accordance with Comprehensive Five-year Review Guidance, OSWER 9355.7-03B-P (June 2001), and any other relevant five-year review guidances.

4.8	Certification of Work Completion. SDs shall fulfill the requirement of this ¶ 4.8.
(a)

Work Completion Inspection. SDs shall schedule an inspection for the purpose of obtaining EPA’s Certification of Work Completion. The inspection must be attended by representatives of SDs and the Response Agencies.

(b)

Work Completion Report. Following the inspection, SDs shall submit a report to the Response Agencies requesting EPA’s Certification of Work Completion. The report must: (1) include certifications by a registered professional engineer and by SDs roject Coordinator that the Work, including all Post-RA Institutional Controls Work and Long-Term Monitoring and Maintenance Work, is complete; and (2) be certified in accordance with ¶ 6.5 (Certification).

(c)

If EPA (after a reasonable opportunity for review and comment by the State) concludes that the Work is not complete, EPA shall so notify SDs and the State. EPA’s notice must include a description of the activities that SDs must perform to complete the Work. EPA’s notice must include specifications and a schedule for such activities or must require SDs to submit specifications and a schedule for EPA approval. SDs shall perform all activities described in the notice or in the EPA-approved specifications and schedule.

(d)

If EPA (after a reasonable opportunity for review and comment by the State) concludes, based on the initial or any subsequent report requesting Certification of Work Completion, that the Work is complete, EPA shall so certify in writing to SDs (with notice to the State). Issuance of the Certification of Work Completion does not affect the following continuing obligations: (1) activities under the Periodic Review Support Plan; (2) obligations under Sections XVIII (Access to Information) and XIX (Retention of Records); (3) Institutional Controls obligations as provided in the ICIAP; and (4) reimbursement of Future Response Costs under Section IX (Payments for Response Costs and NRD) of the CD.

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5.REPORTING

5.1

Progress Reports. Commencing with the first month following lodging of the CD, SDs shall submit progress reports to the Response Agencies on a monthly basis, or as otherwise requested by the Response Agencies. The reports must cover all activities that took place during the prior reporting period, including:

(a)	The actions that have been taken toward achieving compliance with the CD;
(b)	A summary of all results of sampling, tests, and all other data received or generated by SDs;
(c)	A description of all deliverables that SDs submitted to the Response Agencies;
(d)	A description of all RA Work activities that the SDs have scheduled for the next six weeks;
(e)

An updated schedule for any RA Work to be performed by SDs, together with information regarding percentage of completion, delays encountered or anticipated that may affect the future schedule for implementation of the Work, and a description of efforts made to mitigate those delays or anticipated delays;

(f)	A description of any modifications to the work plans or other schedules that SDs have proposed or that have been approved by the Response Agencies; and
(g)	A description of all activities undertaken in support of the Community Involvement Plan during the reporting period and those to be undertaken in the next six weeks.
5.2

Notice of Progress Report Schedule Changes. If the schedule for any activity described in the Progress Reports, including activities required to be described under ¶ 5.1(d), changes, SDs shall notify the Response Agencies of such change at least 7 days before performance of the activity.

5.3

Annual Remedial Action Summary Reports. If requested by the Response Agencies, and consistent with past practice for this Site, SDs shall prepare and submit an annual Remedial Action Summary Report for each year of the RA Work. Each Remedial Action Summary Report shall summarize the results of the remedial action in OUs 2-5 during the preceding calendar year, with a format and level of detail comparable to the report that the Response Agencies accepted entitled 2015 Remedial Action Summary Report, Lower Fox River Operable Units 2-5 (October 2016).

6.PRIOR SUBMITTALS AND OTHER DELIVERABLES

6.1

Applicability. SDs shall submit deliverables for the Response Agencies’ approval or for the Response Agencies’ comment as specified in the SOW. If neither is specified, the deliverable does not require the Response Agencies’ approval or comment. Paragraphs 6.2 (In Writing) through 6.4 (Technical Specifications) apply to all deliverables.

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Paragraph 6.5 (Certification) applies to any deliverable that is required to be certified. Paragraph 6.6 (Approval of Deliverables) applies to any deliverable that is required to be submitted for approval by one or both of the Response Agencies.

6.2	In Writing. As provided in ¶ 84 of the CD, all deliverables under this SOW must be in writing unless otherwise specified.
6.3

General Requirements for Deliverables. SDs shall submit all deliverables to the Response Agencies in electronic form (and/or in paper copy form, upon request). Technical specifications for sampling and monitoring data and spatial data are addressed in ¶ 6.4. All other deliverables shall be submitted to the Response Agencies in the electronic form specified by the EPA and WDNR Project Coordinators. If any deliverable includes maps, drawings, or other exhibits that are larger than 8.5” by 11”, SDs shall also provide the Response Agencies with paper copies of such exhibits upon request.

6.4	Technical Specifications
(a)

Sampling and monitoring data should be submitted in standard regional Electronic Data Deliverable (EDD) format. Other delivery methods may be allowed if electronic direct submission presents a significant burden or as technology changes.

(b)	Spatial data, including spatially-referenced data and geospatial data, should be submitted in a manner consistent with the electronic format specifications currently used for RD/RA work at the Site.
(c)	Spatial data submitted by SDs does not, and is not intended to, define the boundaries of the Site.
6.5	Certification. All deliverables that require compliance with this ¶ 6.5 must be signed by the SDs’ Project Coordinator, or other responsible officials of SDs, and must contain the following statement:

I certify under penalty of law that this document and all attachments were prepared under my direction or supervision in accordance with a system designed to assure that qualified personnel properly gather and evaluate the information submitted. Based on my inquiry of the person or persons who manage the system, or those persons directly responsible for gathering the information, the information submitted is, to the best of my knowledge and belief, true, accurate, and complete. I have no personal knowledge that the information submitted is other than true, accurate, and complete. I am aware that there are significant penalties for submitting false information, including the possibility of fine and imprisonment for knowing violations.

6.6

Approval of Deliverables. Under the CD and the SOW, some deliverables require approval by the Response Agencies collectively and other deliverables require approval by EPA only, after a reasonable opportunity to review and comment by the State. For the purpose of this ¶ 6.6 the term “Response Agencies” is used throughout to cover

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either situation, notwithstanding the use of the plural term, with the recognition that EPA will be the only agency exercising formal review and approval authority for deliverables that require EPA approval only.

(a)	Initial Submissions
(1)

After review of any deliverable that is required to be submitted for approval by the Response Agencies under the UAO, the CD or the SOW, the Response Agencies shall: (i) approve, in whole or in part, the submission; (ii) approve the submission upon specified conditions; (iii) disapprove, in whole or in part, the submission; or (iv) any combination of the foregoing.

(2)

The Response Agencies also may modify the initial submission to cure deficiencies in the submission if: (i) the Response Agencies determine that disapproving the submission and awaiting a resubmission would cause substantial disruption to the Work; or (ii) previous submission(s) have been disapproved due to material defects and the deficiencies in the initial submission under consideration indicate a bad faith lack of effort to submit an acceptable deliverable.

(b)

Resubmissions. Upon receipt of a notice of disapproval under ¶ 6.6(a) (Initial Submissions), or if required by a notice of approval upon specified conditions under ¶ 6.6(a), SDs shall, within 21 days or such longer time as specified by the Response Agencies in such notice, correct the deficiencies and resubmit the deliverable for approval. After review of the resubmitted deliverable, the response Agencies may: (1) approve, in whole or in part, the resubmission; (2) approve the resubmission upon specified conditions; (3) modify the resubmission; disapprove, in whole or in part, the resubmission, requiring SDs to correct the deficiencies; or (5) any combination of the foregoing.

(c)

Implementation. Upon approval, approval upon conditions, or modification by the Response Agencies under ¶ 6.6(a) (Initial Submissions) or ¶ 6.6(b) (Resubmissions), of any deliverable, or any portion thereof: (1) such deliverable, or portion thereof, will be incorporated into and enforceable under the CD; and SDs shall take any action required by such deliverable, or portion thereof. The implementation of any non-deficient portion of a deliverable submitted or resubmitted under ¶ 6.6(a) or ¶ 6.6(b) does not relieve SDs of any liability for stipulated penalties under Section XIII (Stipulated Penalties) of the CD.

6.7	Supporting Deliverables. The Response Agencies have previously approved the following supporting deliverables for the OU 2-5 remedy, among others:
(a)	a Final Site Health and Safety Plan (2012 Tr. Ex. 2011);
(b)	a Construction Quality Assurance Project Plan (2012 Tr. Ex. 2007);

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(c)	an Operation and Maintenance Plan for the Water Treatment Plant (2012 Tr. Ex. 2013);
(d)	a Cap Operations, Maintenance, and Monitoring Plan (2012 Tr. Ex. 2009);
(e)	a Long-Term Monitoring Plan (2012 Tr. Ex. 2010);
(f)	an Institutional Controls Implementation and Assurance Plan (2012 Tr. Ex. 2008); and
(g)	an Adaptive Management and Value Engineering Plan (2012 Tr. Ex. 2006).

SDs shall update each of these supporting deliverables as necessary or appropriate during the course of the Work, and/or as requested by the Response Agencies. Pursuant to ¶ 6.6(c), SDs shall perform all Work that SDs are required to perform under the UAO and the CD in accordance with these previously-approved plans (as updated and modified).

7.REFERENCES

7.1	The following regulations and guidance documents, among others, apply to the Work. Any item for which a specific URL is not provided below is available on one of the two EPA Web pages listed in ¶ 7.2:
(a)	A Compendium of Superfund Field Operations Methods, OSWER 9355.0-14, EPA/540/P-87/001a (Aug. 1987).
(b)	CERCLA Compliance with Other Laws Manual, Part I: Interim Final, OSWER 9234.1-01, EPA/540/G-89/006 (Aug. 1988).
(c)	Guidance for Conducting Remedial Investigations and Feasibility Studies, OSWER 9355.3-01, EPA/540/G-89/004 (Oct. 1988).
(d)	CERCLA Compliance with Other Laws Manual, Part II, OSWER 9234.1-02, EPA/540/G-89/009 (Aug. 1989).
(e)	Guidance on EPA Oversight of Remedial Designs and Remedial Actions Performed by Potentially Responsible Parties, OSWER 9355.5-01, EPA/540/G- 90/001 (Apr.1990).
(f)	Guidance on Expediting Remedial Design and Remedial Actions, OSWER 9355.5-02, EPA/540/G-90/006 (Aug. 1990).
(g)	Guide to Management of Investigation-Derived Wastes, OSWER 9345.3-03FS (Jan. 1992).
(h)	Permits and Permit Equivalency Processes for CERCLA On-Site Response Actions, OSWER 9355.7-03 (Feb. 1992).

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(i)	Guidance for Conducting Treatability Studies under CERCLA, OSWER 9380.3- 10, EPA/540/R-92/071A (Nov. 1992).
(j)	National Oil and Hazardous Substances Pollution Contingency Plan; Final Rule, 40 C.F.R. Part 300 (Oct. 1994).
(k)	Guidance for Scoping the Remedial Design, OSWER 9355.0-43, EPA/540/R- 95/025 (Mar. 1995).
(l)	Remedial Design/Remedial Action Handbook, OSWER 9355.0-04B, EPA/540/R- 95/059 (June 1995).
(m)	EPA Guidance for Data Quality Assessment, Practical Methods for Data Analysis, QA/G-9, EPA/600/R-96/084 (July 2000).
(n)	Operation and Maintenance in the Superfund Program, OSWER 9200.1-37FS, EPA/540/F-01/004 (May 2001).
(o)	Comprehensive Five-year Review Guidance, OSWER 9355.7-03B-P, 540-R-01- 007 (June 2001).
(p)	Guidance for Quality Assurance Project Plans, QA/G-5, EPA/240/R-02/009 (Dec. 2002).
(q)	Institutional Controls: Third Party Beneficiary Rights in Proprietary Controls (Apr. 2004).
(r)	Quality management systems for environmental information and technology programs -- Requirements with guidance for use, ASQ/ANSI E4:2014 (American Society for Quality, February 2014).
(s)	Uniform Federal Policy for Quality Assurance Project Plans, Parts 1-3, EPA/505/B-04/900A though 900C (Mar. 2005).
(t)	Superfund Community Involvement Handbook, SEMS 100000070 (January 2016) available at https://www.epa.gov/superfund/community- involvement-tools-and-resources.
(u)	EPA Guidance on Systematic Planning Using the Data Quality Objectives Process, QA/G-4, EPA/240/B-06/001 (Feb. 2006).
(v)	EPA Requirements for Quality Assurance Project Plans, QA/R-5, EPA/240/B-01/003 (Mar. 2001, reissued May 2006).
(w)	EPA Requirements for Quality Management Plans, QA/R-2, EPA/240/B-01/002 (Mar. 2001, reissued May 2006).

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(x)	USEPA Contract Laboratory Program Statement of Work for Inorganic Analysis, ILM05.4 (Dec. 2006).
(y)	USEPA Contract Laboratory Program Statement of Work for Organic Analysis, SOM01.2 (amended Apr. 2007).
(z)	EPA National Geospatial Data Policy, CIO Policy Transmittal 05-002

(Aug. 2008), available at https://www.epa.gov/geospatial/geospatial-policies-and- standards and https://www.epa.gov/geospatial/epa-national-geospatial-data- policy.

(aa)	Summary of Key Existing EPA CERCLA Policies for Groundwater Restoration, OSWER 9283.1-33 (June 2009).
(bb)	Principles for Greener Cleanups (Aug. 2009), available at https://www.epa.gov/greenercleanups/epa-principles-greener-cleanups.
(cc)	USEPA Contract Laboratory Program Statement of Work for Inorganic Superfund Methods (Multi-Media, Multi-Concentration), ISM01.2 (Jan. 2010).
(dd)	Close Out Procedures for National Priorities List Sites, OSWER 9320.2-22 (May 2011).
(ee)	Groundwater Road Map: Recommended Process for Restoring Contaminated Groundwater at Superfund Sites, OSWER 9283.1-34 (July 2011).
(ff)	Recommended Evaluation of Institutional Controls: Supplement to the “Comprehensive Five-Year Review Guidance,” OSWER 9355.7-18 (Sep. 2011).
(gg)	Construction Specifications Institute’s MasterFormat 2012, available from the Construction Specifications Institute, http://www.csinet.org/masterformat.
(hh)	Updated Superfund Response and Settlement Approach for Sites Using the Superfund Alternative Approach, OSWER 9200.2-125 (Sep. 2012)
(ii)	Institutional Controls: A Guide to Planning, Implementing, Maintaining, and Enforcing Institutional Controls at Contaminated Sites, OSWER 9355.0-89, EPA/540/R-09/001 (Dec. 2012).
(jj)	Institutional Controls: A Guide to Preparing Institutional Controls Implementation and Assurance Plans at Contaminated Sites, OSWER 9200.0-77, EPA/540/R- 09/02 (Dec. 2012).
(kk)	EPA’s Emergency Responder Health and Safety Manual, OSWER 9285.3-12 (July 2005 and updates), https://www.epaosc.org/_HealthSafetyManual/manual- index.htm.

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(ll)	Broader Application of Remedial Design and Remedial Action Pilot Project Lessons Learned, OSWER 9200.2-129 (Feb. 2013).
(mm)	Guidance for Evaluating Completion of Groundwater Restoration Remedial Actions, OSWER 9355.0-129 (Nov. 2013).
(nn)	Groundwater Remedy Completion Strategy: Moving Forward with the End in Mind, OSWER 9200.2-144 (May 2014).
7.2	A more complete list may be found on the following EPA Web pages:

Laws, Policy, and Guidance: https://www.epa.gov/superfund/superfund-policy- guidance-and-laws

Test Methods Collections: https://www.epa.gov/measurements/collection-methods

For any regulation or guidance referenced in the CD or SOW, the reference will be read to include any subsequent modification, amendment, or replacement of such regulation or guidance. Such modifications, amendments, or replacements apply to the Work only after the SDs receive notification from EPA of the modification, amendment, or replacement.

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